UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Invitation Homes Inc.

(Name of Registrant as Specified in its Charter)

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Notice of Annual Meeting

and

Proxy Statement

2020 Annual Meeting of Stockholders

May 20, 2020

Dear Fellow Stockholders:

On behalf of the Board of Directors of Invitation Homes Inc., I invite you to attend our 2020 annual meeting of stockholders (the “Annual Meeting”) at 4:00 p.m., Central time, on Wednesday, May 20, 2020. Due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders and associates, the Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/INVH2020.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent most of our stockholders of record at the close of business on March 25, 2020 a Notice of Internet Availability of Proxy Materials on or about April 7, 2020. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. You may vote your shares on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote via the Internet at the Annual Meeting. Each of these options will ensure that your shares will be represented and voted at the Annual Meeting.

On behalf of the Board of Directors and employees of Invitation Homes Inc., we appreciate your continued support.

Sincerely,

Dallas B. Tanner

President and Chief Executive Officer

April 7, 2020

Notice of 2020 Annual Meeting of Stockholders

DATE AND TIME: WEDNESDAY, MAY 20, 2020 4:00 p.m., Central time

VIRTUAL LOCATION:

You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/INVH2020. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.

ITEMS OF BUSINESS:

1.	To elect the director nominees listed in the Proxy Statement.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

3.	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.

4.	To consider such other business as may properly come before the 2020 annual meeting of stockholders (the “Annual Meeting”) and any adjournments or postponements thereof.

The Proxy Statement following this Notice of Annual Meeting of Invitation Homes Inc., a Maryland corporation, describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.

RECORD DATE:

The Board of Directors of Invitation Homes Inc. established the close of business on March 25, 2020 as the record date for the Annual Meeting. Accordingly, holders of record of our common stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments of the meeting.

VOTING BY PROXY:

To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a proxy card to complete, sign and return by mail. If your shares are held by a broker, bank or other nominee, please follow their instructions to authorize your proxy.

By Order of the Board of Directors of Invitation Homes Inc.,

Mark A. Solls

Executive Vice President,

Chief Legal Officer and Secretary

Dallas, Texas

April 7, 2020

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 7, 2020.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 20, 2020
The Notice of Annual Meeting, Proxy Statement and Annual Report are available free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

i	2020 Proxy Statement

PROXY STATEMENT

April 7, 2020

GENERAL INFORMATION

Why am I receiving these materials?

This Proxy Statement and related proxy materials are first being made available to stockholders of Invitation Homes Inc., a Maryland corporation (“Invitation Homes,” the “Company,” “we,” “our” or “us”) on or about April 7, 2020, for use at our 2020 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, May 20, 2020, at 4:00 p.m., Central time, and any adjournments or postponements thereof. This year’s Annual meeting will be a completely “virtual” meeting of stockholders. You are invited to attend the virtual Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/INVH2020. Proxies are being solicited by the Board of Directors of the Company (the “Board”) to give all stockholders of record at the close of business on March 25, 2020 (the “Record Date”) an opportunity to vote on matters properly presented at the Annual Meeting. The mailing address of our principal executive offices is Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201.

What am I voting on?

There are three proposals to be considered and voted on at the Annual Meeting:

Proposal 1:	To elect the director nominees listed in this Proxy Statement.

Proposal 2:	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

Proposal 3:	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.

Who is entitled to vote?

Stockholders as of the close of business on the Record Date may vote at the Annual Meeting or any postponement or adjournment thereof. As of the Record Date, there were 543,767,445 shares of our common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

What constitutes a quorum?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Stockholders who properly authorize a proxy but who instruct their proxy holder to abstain from voting on one or more matters are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes,” described below, that are present and entitled to vote at the Annual Meeting will be counted for purposes of determining a quorum.

1	2020 Proxy Statement

General Information (continued)

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker, bank or other nominee are not voted with respect to a proposal because (1) the broker, bank or other nominee has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker, bank or other nominee lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange (“NYSE”) interpretations that govern broker non-votes, Proposals 1 and 3 are considered non-discretionary matters, and a broker, bank or other nominee will lack the authority to vote shares at his/her discretion on such proposals. Proposal 2 is considered a discretionary matter and a broker, bank or other nominee will be permitted to exercise his/her discretion. This means that, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on Proposals 1 and 3 but may be voted on Proposal 2 in the discretion of your broker, bank or other nominee.

How many votes are required to approve each proposal?

With respect to the election of directors (Proposal 1), under our Bylaws, directors are elected by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting in the election of directors.

With respect to the ratification of our independent registered public accounting firm (Proposal 2), and the approval, in a non-binding advisory vote, of the compensation paid to our named executive officers (Proposal 3), under our Bylaws, approval of each proposal requires a majority of the votes cast.

How are votes counted?

With respect to the election of directors (Proposal 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting. Broker non-votes will not affect the outcome of this proposal.

With respect to the ratification of our independent registered public accounting firm (Proposal 2), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 2, abstentions will not affect the outcome of this proposal; however, as this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.

With respect to the approval, in a non-binding advisory vote, of the compensation paid to our named executive officers (Proposal 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 3, abstentions and broker non-votes will not affect the outcome of this proposal.

If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

2020 Proxy Statement	2

General Information (continued)

How does the Board recommend that I vote?

Our Board recommends that you vote your shares as set forth below:

Proposal 1:

To elect the director nominees listed in this Proxy Statement.

“FOR” each of the nominees for election as directors set forth in this Proxy Statement.

Our Board unanimously believes that all of the director nominees listed in this Proxy Statement have the requisite qualifications to provide effective oversight of the Company’s business and management.

Proposal 2:

To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

Our Audit Committee and the Board believe that the retention of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2020 is in the best interest of the Company and its stockholders.

Proposal 3:

To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.

“FOR” the approval, in a non-binding advisory vote, of the compensation paid to our named executive officers.

We are seeking a non-binding advisory vote to approve, and our Board recommends that you approve, the 2019 compensation paid to our named executive officers, which is described in the section of this Proxy Statement titled “Executive Compensation.”

How do I vote my shares without attending the Annual Meeting?

Your vote is important and we encourage you to vote promptly. If you are a stockholder of record, you may vote your shares in the following ways:

By Internet—If you have Internet access, you may vote by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the control number included on your proxy card in order to vote by Internet.

By Telephone—If you have access to a touch-tone telephone, you may vote by dialing 1-800-690-6903 and by following the recorded instructions. You will need the control number included on your proxy card in order to vote by telephone.

By Mail—You may vote by mail by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the envelope that has been provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 19, 2020, and mailed proxy cards must be received no later than May 19, 2020.

When and where will the Annual Meeting be held?

Our Annual Meeting will be held at 4:00 p.m., Central time, on Wednesday, May 20, 2020, via live audio webcast, online at www.virtualshareholdermeeting.com/INVH2020. For information on how to attend the virtual Annual Meeting, see “How do I attend and vote my shares at the virtual Annual Meeting.”

3	2020 Proxy Statement

General Information (continued)

How do I attend and vote my shares at the virtual Annual Meeting?

In light of the public health concerns due to the COVID-19 outbreak and to support the health and well-being of our stockholders and associates, the Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. You may attend the Annual Meeting via the Internet. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/INVH2020. If you virtually attend the Annual Meeting, you can vote your shares electronically, and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/INVH2020. A summary of the information you need to attend the Annual Meeting via the Internet is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/INVH2020;

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/INVH2020 on the day of the Annual Meeting;

•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet; and

•

You will need your control number that is included in your Notice of Internet Availability of Proxy Materials, or if you received a printed copy of the proxy materials, in your proxy card or the instructions that accompanied your proxy materials in order to enter the Annual Meeting and to vote during the Annual Meeting.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote in advance over the Internet, by telephone or mail so that your vote will be counted if you do not vote at the Annual Meeting.

Will I be able to participate in the virtual Annual Meeting on the same basis I would be able to participate in a live annual meeting?

As noted above, due to the public health impact of the COVID-19 outbreak, this year’s Annual Meeting will be held as a virtual-only meeting. The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost.

We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We will take the following steps to ensure such an experience:

•	providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and

•	answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.

May I change my vote or revoke my proxy?

Yes. Whether you have authorized a proxy by Internet, telephone or mail, if you are a stockholder of record, you may change your voting instructions or revoke your proxy by:

•

sending a written statement to that effect to our Corporate Secretary at Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201, provided such statement is received no later than May 29, 2019;

•	authorizing a proxy again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. on May 19, 2020;

•

submitting a properly signed proxy card with a later date that is received by our Corporate Secretary at Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201, no later than May 19, 2020; or

•	attending the Annual Meeting and voting during the Annual Meeting.

If you hold shares in street name, you may submit new voting instructions by contacting your broker, bank or other nominee, or as otherwise provided in the instructions provided to you by your broker, bank or other nominee.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters that may be properly presented at the Annual Meeting other than those referred to in this Proxy Statement.

2020 Proxy Statement	4

General Information (continued)

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers and other Company employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

5	2020 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Introduction

At present, the number of directors that comprise our Board is 12. At the recommendation of the Nominating and Corporate Governance Committee, effective as of the Annual Meeting the Board set the number of directors that will comprise our Board at 11. At the recommendation of the Nominating and Corporate Governance Committee, our Board has considered and nominated each of the following nominees for a one-year term expiring at our annual meeting of stockholders to be held in 2021 (the “2021 Annual Meeting”) or until his or her successor is duly elected and qualifies or until his or her earlier death, resignation, retirement, disqualification or removal: Bryce Blair, Jana Cohen Barbe, Richard D. Bronson, Michael D. Fascitelli, Jeffrey E. Kelter, Joseph D. Margolis, John B. Rhea, J. Heidi Roizen, Janice L. Sears, William J. Stein, and Dallas B. Tanner. Action will be taken at the Annual Meeting for the election of these nominees.

Our Board did not nominate Kenneth A. Caplan, Robert G. Harper, and Barry S. Sternlicht, current members of our Board, to stand for re-election when their current term expires at the Annual Meeting. We are grateful to have benefitted from their expertise, valuable business insights and strong commitment to Invitation Homes and our stockholders. Mr. Sternlicht has agreed to serve as an advisor to the Board following the completion of his term as a director. Mr. Sternlicht will receive no compensation for his services.

The Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated Joseph D. Margolis and J. Heidi Roizen as new director nominees to serve on our Board. Both candidates are excellent additions to the Board, further enhancing the diversity of backgrounds and expertise in the boardroom. Mr. Margolis was identified and presented to the Nominating and Corporate Governance Committee for consideration by a third-party search firm. Ms. Roizen was presented to the Nominating and Corporate Governance Committee for consideration by a current non-employee director. Their elections were informed by the Board’s continued focus on its composition and its annual evaluation process, which ensures the appropriate balance of skills, diversity, experience and tenure in light of our business needs. See “Director Nomination Process” below for more information on our director nomination process. All of the nominees have indicated that they will be willing and able to serve as directors, but, if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided to vote for the election of such substitute nominee selected by our Board, unless the Board alternatively acts to reduce the size of the Board or maintain a vacancy on the Board in accordance with our Bylaws. The Board has no reason to believe that any such nominees will be unable or unwilling to serve.

In connection with our initial public offering in January 2017 (the “IPO”), we entered into a stockholders agreement with affiliates of The Blackstone Group L.P. (collectively, “Blackstone”), which agreement was amended and restated in connection with our merger (the “Merger”) with Starwood Waypoint Homes (“SWH”) in November 2017 (as amended and restated, the “Stockholders Agreement”). The Stockholders Agreement required us to nominate a number of individuals designated by Blackstone for election as our directors at any meeting of our stockholders, based on the percentage of Blackstone’s beneficial ownership of the outstanding shares of our common stock. Following the sale by Blackstone of all of its shares of our common stock in November 2019, the Stockholders Agreement, including the provisions relating to the nomination of directors, is no longer in effect.

2020 Proxy Statement	6

Proposal No. 1—Election of Directors (continued)

Nominees for Election to the Board of Directors in 2020

The following information describes the offices held, other business directorships and the term of service of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below. The biographical description for each nominee below includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director.

BRYCE BLAIR
Age: 61 Director since: September 2013

Mr. Blair has served as the Chairperson of our Board since November 2017 and, from January 2017 to November 2017 as our Executive Chairperson. Prior to our IPO, Mr. Blair served on the boards of our predecessor entities, Invitation Homes L.P., Preeminent Holdings Inc., Invitation Homes 3 L.P., Invitation Homes 4 L.P., Invitation Homes 5 L.P. and Invitation Homes 6 L.P. (collectively, the “IH Holding Entities”) since September 2013 and as Executive Chairperson thereof since November 2014. Mr. Blair currently serves as the Chairman of the Board of PulteGroup, Inc. (NYSE: PHM), one of the largest home builders in the U.S. Additionally, he serves on the Board of Regency Centers Corp. (NYSE: REG), one of the largest owners of shopping centers in the U.S., where he chairs the Nominating and Corporate Governance Committee. Mr. Blair also currently serves on the Advisory Board of the Boston College Center for Real Estate and Urban Action and the Advisory Board of Home Start, a non-profit focused on ending homelessness in the greater Boston area. Mr. Blair is the former Chairman and Chief Executive Officer of AvalonBay Communities, Inc. (“AvalonBay”) (NYSE: AVB), a real estate investment trust (“REIT”) focused on the development, acquisition and management of multifamily housing throughout the U.S., where he served as Chief Executive Officer from 2001 to 2012 and Chairman from 2002 through 2013. Prior to his role as Chief Executive Officer and Chairman, he served as AvalonBay’s President, Chief Operating Officer, Chief Investment Officer and Senior Vice President of Development, Acquisitions and Construction. Prior to the formation of Avalon Properties in 1993, Mr. Blair was a Partner with Trammell Crow Residential. Mr. Blair also previously served as a Senior Advisor to McKinsey and Co. and as a part time faculty member at Boston College. Mr. Blair is the past Chairman of the National Association of Real Estate Investment Trusts (“Nareit”), where he also served on the Executive Committee and on the Board of Governors. He is a past member of the Urban Land Institute, where he served as a Trustee and was past chairman of the Multi-Family Council. Mr. Blair is a past member of the Young Presidents Organization and a former member of the World Presidents Organization.

Our Board considered Mr. Blair’s experience in real estate development and investment, including his having spent over 10 years as chairman and chief executive officer of a public REIT, experience managing day to day operations and preparation and review of complex financial reporting statements as Chief Executive Officer of AvalonBay Communities, Inc., his experience as the Chairman of Nareit and his prior director positions.

7	2020 Proxy Statement

Proposal No. 1—Election of Directors (continued)

DALLAS B. TANNER
Age: 39 Director since: January 2019

Mr. Tanner has served as our President and Chief Executive Officer (CEO) and a Board member since January 2019. As a founding member of our business, Mr. Tanner has been at the forefront of creating the single-family rental industry. Since the founding of Invitation Homes in April 2012, he has served as Executive Vice President and Chief Investment Officer, and from August 2018 to January 2019 as Interim President. Prior to our IPO in February 2017, he served on the boards of the IH Holding Entities. Mr. Tanner has almost 20 years of real estate experience through the establishment of numerous real estate platforms. In 2005, he founded Treehouse Group, for which he privately sourced funds for platform investments, including single-family rental homes, multifamily properties, manufactured housing, residential land, bridge financing and property management. Mr. Tanner continues to be involved in Treehouse Group’s interest in Pathfinder Ventures, a Southwest-focused commercial real estate fund. In addition, he was a partner in a successful acquisition of First Scottsdale Bank of Arizona. Mr. Tanner served on the Maricopa County (Arizona) Flood Control Board and on the advisory board of First Scottsdale Bank. He is actively involved in American Indian Services and served as a missionary in the Netherlands and Belgium.

Our Board considered Mr. Tanner’s experience in real estate investment, including the establishment of numerous real estate platforms, and as a founding member of our business, experience managing day-to-day operations of our Company and his prior executive positions. Mr. Tanner’s role as our President and CEO brings management perspective to Board deliberations and provides valuable information about the status of our day-to-day operations.

JANA COHEN BARBE
Age: 57 Director since: November 2018

Ms. Barbe joined our Board in November 2018. Ms. Barbe is a senior partner at Dentons, the world’s largest law firm, where she has also served as the first Global Vice Chair from the U.S. Region and the former Chair of both the Financial Institutions and Real Estate Sectors. Ms. Barbe spent her career advising financial institutions and insurance companies on highly sophisticated tax advantaged and social investing. Ms. Barbe is also the Chief Executive Officer of Henley Farms, Inc., her family’s thoroughbred breeding business based in Lexington, Kentucky. An impassioned advocate for women, Ms. Barbe is the Chairman of the Board of Advisors of Catalyst, Inc. Equally committed to her community, Ms. Barbe is a past Chairman of the Board of Thresholds, Illinois’ oldest and largest provider of supportive affordable housing.

Our Board considered Ms. Barbe’s real estate and finance background, including chairing Dentons’ Real Estate Practice and Financial Institutions Sector, and her strategic vision and risk management experience, which are a complement to the skills and qualifications of our directors.

2020 Proxy Statement	8

Proposal No. 1—Election of Directors (continued)

RICHARD D. BRONSON
Age: 75 Director since: November 2017

Mr. Bronson has served on our Board since November 2017. Prior to the Merger with SWH in November 2017, from January 2016 to November 2017, Mr. Bronson served on the Board of SWH and, from January 2014 to January 2016, served on the Board of Starwood Waypoint Residential Trust (“SWAY”), SWH’s predecessor. Mr. Bronson has been the Chief Executive Officer of The Bronson Companies, LLC, a real estate development company, since 2000 and has been involved in the development of several shopping centers and office buildings throughout the U.S. Mr. Bronson currently serves on the Board of Starwood Property Trust, Inc. (NYSE: STWD) and was previously a director of TRI Pointe Group, Inc. (NYSE: TPH) and Mirage Resorts Inc. (NYSE:MRI). Additionally, he is currently on the board of directors of Starwood Real Estate Income Trust. He also previously served as President of New City Development, an affiliate of Mirage Resorts Inc., where he oversaw many of the company’s new business initiatives and activities outside Nevada, and was Vice President of the International Council of Shopping Centers, an association representing 50,000 industry professionals in more than 80 countries. Mr. Bronson currently serves on the Advisory Board of the Neurosurgery Department at UCLA Medical Center.

Our Board considered Mr. Bronson’s experience and knowledge in the real estate industry, which the Board believes provides us with valuable insight into potential investments and the current state of the real estate markets.

MICHAEL D. FASCITELLI
Age: 63 Director since: November 2017

Mr. Fascitelli has served on our Board since November 2017. From January 2016 to November 2017, Mr. Fascitelli served on the Board of SWH and, from January 2014 to January 2016, served on the Board of SWAY. Since June 2013, Mr. Fascitelli has been the owner and principal of MDF Capital LLC, a private investment firm. Mr. Fascitelli is also a co-founder and a Managing Partner of Imperial Companies, a real estate investment and development company. Mr. Fascitelli has served as member of the Board of Trustees of Vornado Realty Trust (NYSE: VNO) since 1996. He served as the President of Vornado Realty Trust from 1996 to April 2013 and its Chief Executive Officer from May 2009 to April 2013. Mr. Fascitelli served as the President of Alexander’s Inc., a real estate investment trust and an affiliate of Vornado Realty Trust, from December 1996 to April 2013. Prior to joining Vornado Realty Trust in 1996, Mr. Fascitelli was a partner at Goldman Sachs & Co., an investment banking firm, in charge of its real estate practice since 1992. Mr. Fascitelli also serves as the chairman of the investment committee and a board member of Quadro Partners Inc. (formerly Cadre), a real estate technology company. He serves as a board member of Child Mind Institute, The Rockefeller University, Urban Land Institute and University of Rhode Island Foundation. Mr. Fascitelli is a former Commissioner of the Port Authority of New York and New Jersey and a past Chairman of the Wharton Real Estate Center where he served on the executive committee.

Our Board considered Mr. Fascitelli’s executive experience as President and Chief Executive Officer of Vornado Realty Trust and his extensive knowledge of and experience in the real estate industry, which the Board believes provide us with valuable experience and insight.

9	2020 Proxy Statement

Proposal No. 1—Election of Directors (continued)

JEFFREY E. KELTER
Age: 65 Director since: November 2017

Mr. Kelter has served on our Board since November 2017. From January 2016 to November 2017, Mr. Kelter served on the Board of SWH and, from January 2014 to January 2016, served on the Board of SWAY. Mr. Kelter is a founding partner of KSH Capital, which provides real estate entrepreneurs with capital and expertise to grow their platforms. Prior to founding KSH Capital, Mr. Kelter was the founding partner and Chief Executive Officer of KTR Capital Partners, a private equity real estate investment and operating company focused on industrial properties throughout North America, until its May 2015 sale to Prologis, Inc. (NYSE: PLD). From 1997 to 2004, Mr. Kelter was President and Chief Executive Officer and served on the Board of Keystone Property Trust (“Keystone”), an industrial REIT. Mr. Kelter founded the predecessor to Keystone in 1982, and took the company public in 1997, where he and the management team directed its operations until its sale in 2004. Prior to forming Keystone, he served as President and Chief Executive Officer of Penn Square Properties, Inc., a real estate company which he founded in 1982. Mr. Kelter currently serves on the Board of Gramercy Property Trust (NYSE: GPT) and is a trustee of the Urban Land Institute, Cold Spring Harbor Laboratory, Westminster School and Trinity College.

Our Board considered Mr. Kelter’s executive experience as President and Chief Executive Officer of Keystone and Penn Square and his extensive experience of over 20 years in commercial real estate.

JOSEPH D. MARGOLIS
Age: 59

Mr. Margolis is the Chief Executive Officer of Extra Space Storage, Inc. (NYSE: EXR). He held this position since January 1, 2017. Previously, he served as Executive Vice President and Chief Investment Officer of Extra Space Storage, Inc. from July 2015 until December 31, 2016. Mr. Margolis served as a member of the board of directors of Extra Space Storage, Inc. from February 2005 until July 2015. From 2011 until July 2015, he was Senior Managing Director and Partner at Penzance Properties, a vertically integrated owner, operator and developer of office and other properties in the Washington, D.C. metro area. Previously, Mr. Margolis was a co-founding partner of Arsenal Real Estate Funds, a private real estate investment management firm, from 2004 through 2011. Before forming Arsenal in 2004, from 1992 to 2004, Mr. Margolis held senior positions at Prudential Real Estate Investors in portfolio management, capital markets and as General Counsel. Before that, Mr. Margolis worked for The Prudential Insurance Company of America as in-house real estate counsel from 1988 through 1992, and as a real estate associate at the law firm of Nutter, McClennen & Fish from 1986 through 1988.

Mr. Margolis has been nominated to our Board based on his extensive finance and real estate experience and his experience as a senior executive which the Board believes enables him to provide us with leadership and financial expertise.

2020 Proxy Statement	10

Proposal No. 1—Election of Directors (continued)

JOHN B. RHEA
Age: 54 Director since: October 2015

Mr. Rhea has served on our Board since January 2017 and, prior to our IPO, from October 2015 to January 2017, served on the boards of the IH Holding Entities. Mr. Rhea has served as President, Capital Markets and Corporate Finance at Siebert Cisneros Shank & Co., LLC, a full-service investment banking firm, since June 2017. Mr. Rhea is also Managing Partner of RHEAL Capital Management, LLC, a real estate development and investment firm he founded in March 2014, specializing in multifamily rental housing and mixed-use projects. Mr. Rhea previously served as a Senior Advisor to The Boston Consulting Group, a worldwide management consulting firm from July 2014 to September 2017. From May 2009 to January 2014, Mr. Rhea was a senior appointee of Michael R. Bloomberg, Mayor of the City of New York, where he served as Chairman and Chief Executive Officer of the New York City Housing Authority. Prior to his service with the Bloomberg Administration, Mr. Rhea was Managing Director and Co-Head of Consumer and Retail investment banking at Barclays Capital (and its predecessor firm Lehman Brothers) from May 2005 to April 2009. Previously, Mr. Rhea served as Managing Director at JPMorgan Chase & Co. from May 1997 to April 2005. Earlier in his career, Mr. Rhea worked at PepsiCo, Inc. and The Boston Consulting Group. Mr. Rhea has served on and chaired several non-profit boards and is currently a director of Wesleyan University, Red Cross Greater New York and University of Detroit Jesuit High School.

Our Board considered Mr. Rhea’s significant experience in our industry, including in development and regulation and his prior senior positions at real estate companies and regulatory bodies, including as Chairman and CEO of the New York City Housing Authority, and other companies.

J. HEIDI ROIZEN
Age: 62

Ms. Roizen has been a partner with leading venture capital firm Threshold Ventures (formerly DFJ Ventures) since 2012 and serves as a board director for privately held portfolio companies Planet, Zoox, Memphis Meats and Polarr. Ms. Roizen is also a member of the board of directors of DMGT, a public global media and information services company (LSE: DMGT). She also co-leads the Threshold Venture Fellows program in the Engineering Department at Stanford University and serves on the Advisory Council of Stanford’s Institute for Human-Centered Artificial Intelligence. Among her past activities, Ms. Roizen has been a partner at DFJ and Mobius Venture Capital from 1999 to 2006, and has served as a member of the Board of Directors of the National Venture Capital Association, where she served on the Executive Committee, chaired the annual conference and chaired the Public Outreach committee. She has served on numerous private and public company boards, including TiVo (NASDAQ: TIVO) and Great Plains Software (was NASDAQ: GPSI until it was acquired by Microsoft). Before becoming a venture capitalist, Ms. Roizen served as Vice President of World Wide Developer Relations for Apple. Ms. Roizen started her career as an early Silicon Valley pioneer, co-founding software company T/Maker in 1983 and serving as its CEO for over a decade until its acquisition by Deluxe Corporation (NYSE: DLX) in 1994. During that time, she also served on the Board of Directors and as president of the Software Publishers Association (now the Software Industry and Information Association—SIIA).

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Proposal No. 1—Election of Directors (continued)

Also active in nonprofit organizations, Ms. Roizen is a member of the Board of Advisors of the National Center for Women in Information Technology, and of Springboard Enterprises. She is a past board member of the Stanford Alumni Association, where she served on its Trustee Nominating Committee for five years. Ms. Roizen is a frequent guest speaker at business schools across the country, and is the subject of a popular HBS case about building business networks. In 2018, Ms. Roizen was named the “Financial Woman of the Year” by the Financial Women of San Francisco.

Ms. Roizen has been nominated to our board based on her experience in entrepreneurial growth and business development which the Board believes brings business leadership, financial expertise and risk management skills to the Board.

JANICE L. SEARS
Age: 59 Director since: January 2017

Ms. Sears has served on our Board since January 2017. Ms. Sears serves as Director and Audit Committee Chairperson of Essex Property Trust (NYSE: ESS), a real estate investment trust that owns multifamily properties. She is also Director, former Board Chair of The Swig Company, an owner of office properties in New York and California. Ms. Sears was Director, Audit Chair of Biomed Realty Trust, Inc. until its sale in early 2016. She served on the board of Helix RE, a real estate software startup until late 2019. Until 2009, Ms. Sears held the position of Managing Director, Western Region Head in the Real Estate Investment Banking Group at Banc of America Securities. Concurrently the San Francisco Market President for Bank of America, she managed a senior leadership team, deepening relationships with nonprofits and local governments. Prior to 1988, Ms. Sears was a Real Estate Economist at both Chemical Bank and Citicorp in New York. Ms. Sears’ activities have included G100, West Audit Committee Network, Nareit, Urban Land Institute, and NACD and she is a frequent speaker including at both Harvard and Columbia Business Schools. Ms. Sears was named ‘Forever Influential’ by SF Business Times and inducted into Allen Matkins Hall of Fame, annual recognition by Bisnow’s Bay Area Power Women, among other awards. Ms. Sears is active philanthropically both on boards and spending time in the community including with Compass Family Services, Meals on Wheels, tutoring at the Marina Middle School, and serving meals at St. Anthony’s.

Our Board considered Ms. Sears’ knowledge of capital markets and accounting methods and principles, as well as her extensive financial background and experience working in the commercial real estate and REIT industry.

2020 Proxy Statement	12

Proposal No. 1—Election of Directors (continued)

WILLIAM J. STEIN
Age: 58 Director since: October 2012

Mr. Stein has served on our Board since January 2017 and, prior to our IPO, from October 2012 to January 2017, served on the boards of the IH Holding Entities. Mr. Stein has been a Senior Managing Director of Blackstone since January 2006. Since joining Blackstone in 1997, Mr. Stein has been involved in the direct asset management and asset management oversight of Blackstone’s global real estate platform. Before joining Blackstone, Mr. Stein was a Vice President at Heitman Real Estate Advisors and JMB Realty Corp. Mr. Stein currently serves on the Board of Nevada Property 1 LLC (The Cosmopolitan of Las Vegas), where he serves on the Audit Committee, and on the Board of BRE Select Hotels Corp (a voluntary filer with the Securities and Exchange Commission (the “SEC”)). He previously served on the Board of Hilton Worldwide Holdings Inc. (NYSE: HLT), Extended Stay America, Inc. (NYSE: STAY), La Quinta Holdings Inc. (NYSE: LQ) and Brixmor Property Group Inc. (NYSE: BRX). Mr. Stein is a member of the University of Michigan Ross School of Business Advisory Board and the University of Michigan Real Estate Fund Advisory Board.

Our Board considered Mr. Stein’s tenure with Blackstone, his involvement in the direct asset management and asset management oversight of Blackstone’s global real estate platform, his extensive financial background and his experience as an asset manager focusing on real estate investments.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

13	2020 Proxy Statement

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Corporate Governance

The business and affairs of the Company are managed under the direction of our Board, as provided by Maryland law, and the Company conducts its business through meetings of the Board and its four standing committees: the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”), the Nominating and Corporate Governance Committee and the Investment and Finance Committee.

We are committed to exercising and maintaining strong corporate governance practices. We believe that good governance promotes the long-term interests of our stockholders, strengthens Board and management accountability and improves our standing as a trusted member of the communities we serve. Notable features of our corporate governance are set forth below.

Stockholder Rights and Accountability

•	Our Board is not classified and each of our directors is subject to annual reelection (we will not classify our Board in the future without the approval of our stockholders);

•	Stockholders holding at least 10% of outstanding shares have the right to call special meetings;

•	Stockholders holding a majority of outstanding shares have the right to amend, alter or repeal our Bylaws, or adopt new Bylaws;

•	Stockholders may act by written consent;

•	We do not have a stockholder rights plan, and we will not adopt a stockholder rights plan in the future without stockholder approval; and

•	We have opted out of the Maryland business combination and control share acquisition statutes and cannot opt in without stockholder approval.

Board Practices

•	We conduct annual Board and Committee evaluations;

•	Generally, our directors are not expected to serve after reaching age 75;

•	We intend that no director serve more than 15 years on our Board;

•	Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	We have instituted limits on the number of directorships held by our directors to prevent “overboarding”;

•	We provide robust director orientation and continuing education programs;

•	The Board regularly rotates committee members;

•	Our Board is committed to refreshment and diversity; and

•	Our Code of Business Conduct and Ethics applies to members of the Board.

Robust Stock Ownership Requirements

•	Our directors and executive officers are subject to stock ownership and retention requirements:

•	President and CEO: 6X base salary;

•	Executive officers: 3X base salary; and

•	Non-employee directors: 5X annual cash retainer for Board service.

See “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Policy” for more details.

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The Board of Directors and Certain Governance Matters (continued)

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and the NYSE rules, a director is not independent unless the Board affirmatively determines that, in addition to not having a disqualifying relationship, as set forth in the NYSE rules, he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries which, in the opinion of the Board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material and whether such relationship would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Nominating and Corporate Governance Committee undertook reviews of director independence and made recommendations to our Board as to those directors meeting the requisite NYSE independence standards applicable to serve on the Board and any heightened standards to serve on a committee of the Board. As a result of these reviews, the Board has affirmatively determined that each of Jana Cohen Barbe, Richard D. Bronson, Michael D. Fascitelli, Jeffrey E. Kelter, Joseph. D. Margolis, John B. Rhea, J. Heidi Roizen, Janice L. Sears and William J. Stein is independent under all applicable NYSE standards for Board service and under our Corporate Governance Guidelines. In addition, the Board previously determined that Kenneth A. Caplan, Robert G. Harper and Barry S. Sternlicht, who are not being nominated for re-election at the Annual Meeting, were independent under all applicable NYSE standards for Board service and under our Corporate Governance Guidelines.

At the committee level, the Board has affirmatively determined that each of the current members of the Audit Committee (Jana Cohen Barbe, Richard D. Bronson, John B. Rhea, and Janice L. Sears) is “independent” for purposes of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that each of the current members of the Compensation Committee (Jana Cohen Barbe, Michael D. Fascitelli, Jeffrey E. Kelter, John B. Rhea, and William J. Stein) is “independent” for purposes of Section 10C(b) of the Exchange Act. The Board has also affirmatively determined that J. Heidi Roizen, whom the Board will vote to appoint to the Audit Committee following the Annual Meeting, is “independent” for purposes of Rule 10A-3 of the Exchange Act, and Joseph D. Margolis, whom the Board will vote to appoint to the Compensation Committee following the Annual Meeting, is “independent” for purposes of Section 10C(b) of the Exchange Act.

In making its independence determinations, the Board considered and reviewed all information known to it, including information identified through directors’ questionnaires.

Board Structure

Our Articles of Incorporation and our Bylaws provide that our Board will consist of such number of directors as may from time to time be fixed by the Board, but may not be more than 15 or fewer than the minimum number permitted by Maryland law, which is one.

Our Board is led by our Chairperson, and the Chairperson position is separate from our President and CEO position. We believe that the separation of the Chairperson and President and CEO positions is appropriate corporate governance for us at this time. Accordingly, Mr. Blair serves as Chairperson, while Mr. Tanner serves as our President and CEO. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, our Chairperson’s attention to Board and committee matters allows the President and CEO to focus more specifically on overseeing the Company’s day-to-day operations, as well as strategic opportunities and planning.

15	2020 Proxy Statement

The Board of Directors and Certain Governance Matters (continued)

Committees of the Board of Directors; Meetings of the Board of Directors and its Committees

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Investment and Finance Committee. The following table provides the current membership of each of the standing Board committees.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment and Finance Committee

Bryce Blair*

Dallas B. Tanner				Member

Jana Cohen Barbe	Member	Member

Richard D. Bronson	Member		Member

Kenneth A. Caplan(1)				Member

Michael D. Fascitelli		Member		Chairperson

Robert G. Harper(1)			Member	Member

Jeffrey E. Kelter		Member	Member

John B. Rhea	Member	Chairperson

Janice L. Sears	Chairperson			Member

William J. Stein		Member	Chairperson

Barry S. Sternlicht(1)

*	Chairperson of the Board
(1)	Messrs. Caplan, Harper and Sternlicht have not been nominated to stand for reelection at the Annual Meeting.

During the year ended December 31, 2019, the Board held five meetings, the Audit Committee held seven meetings, the Compensation Committee held six meetings, the Nominating and Corporate Governance Committee held three meetings and the Investment and Finance Committee held four meetings. In 2019, each director attended at least 75% of the meetings of the Board and of the committees on which he or she served as a member during the time in which he or she served as a member of the Board or such committees. All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and our annual meeting of stockholders. We expect all directors to attend any meeting of stockholders, and all of our directors attended the 2019 annual meeting of stockholders.

2020 Proxy Statement	16

The Board of Directors and Certain Governance Matters (continued)

Audit Committee

Chair:

    Ms. Sears

Additional Committee Members:

    Ms. Barbe

    Mr. Rhea

    Mr. Bronson

•  All members are “independent” in accordance with our Audit Committee charter and the applicable NYSE and Exchange Act rules

•  All members are financially literate within the meaning of the NYSE rules

•  Ms. Sears, Mr. Bronson and Mr. Rhea qualify as “audit committee financial experts” as defined by applicable SEC rules

•  Governed by a Board-approved charter

The Audit Committee is responsible for, among other things:

•  assisting the Board with its oversight of our accounting and financial reporting process and financial statement audits;

•    assisting the Board with its oversight of our disclosure controls procedures and our internal control over financial reporting;

•  assessing the independent registered public accounting firm’s qualifications and independence;

•  engaging the independent registered public accounting firm;

•  overseeing the performance of our internal audit function and independent registered public accounting firm;

•  assisting with our compliance with legal and regulatory requirements in connection with the foregoing; and

•  overseeing our exposure to risks facing the Company, including, but not limited to, financial risks, information technology and cybersecurity risks, tax risks, legal risks and enterprise risks.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm. See “Proposal 2—Pre-Approval Policy for Services of Independent Registered Public Accounting Firm”. The Audit Committee also has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding its accounting, internal controls and auditing matters.

The Audit Committee charter is available on our website at: www.invitationhomes.com under “About Us”—“Investors”—“Corporate Governance”—“Governance Documents”—“Audit Committee Charter.”

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The Board of Directors and Certain Governance Matters (continued)

Compensation and Management Development Committee

Chair:

    Mr. Rhea

Additional Committee Members:

    Ms. Barbe

    Mr. Fascitelli

    Mr. Kelter

    Mr. Stein

•  All members are “independent” in accordance with our Compensation and Management Development Committee charter and the applicable NYSE and Exchange Act rules

•  Governed by a Board-approved charter

The Compensation Committee is responsible for, among other things:

•  establishing and reviewing the Company’s overall compensation philosophy;

•  overseeing management development and executive succession planning;

•  overseeing the goals, objectives and compensation of our President and CEO, including evaluating the performance of the President and CEO in light of those goals;

•    reviewing and determining the salaries, performance-based incentives, and other matters related to the compensation of our other executive officers;

•  making recommendations to the Board regarding director compensation;

•    approving our benefit and other compensation plans and setting the terms of and making awards thereunder; and

•    assisting with our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and other laws, as applicable.

For a description of our process for determining compensation, including the role of the Compensation Committee’s independent compensation consultant, see “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation and Management Development Committee charter is available on our website at: www.invitationhomes.com under “About Us”—“Investors”—“Corporate Governance”—“Governance Documents”—“Compensation and Management Development Committee Charter.”

Compensation Committee Interlocks and Insider Participation. During 2019, our compensation committee was composed of Mr. Rhea, Ms. Barbe, Mr. Fascitelli, Mr. Kelter and Mr. Stein. During 2019 and as of the date of this Proxy Statement, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or Board.

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The Board of Directors and Certain Governance Matters (continued)

Nominating and Corporate Governance Committee

Chair:

    Mr. Stein

Additional Committee Members:

    Mr. Bronson

    Mr. Harper

    Mr. Kelter

•  All members are “independent” in accordance with our Nominating and Corporate Governance Committee charter and the applicable NYSE rules

•  Governed by a Board-approved charter

The Nominating Committee is responsible for, among other things:

•    developing a set of governance principles applicable to the Company and overseeing the Company’s governance policies;

•    identifying, reviewing, assessing and making recommendations to the Board as to candidates to serve on the Board and its committees;

•  considering matters related to director independence and conflicts of interest;

•  recommending those to serve as committee chairpersons; and

•  overseeing the annual evaluation of the Board and management.

The Nominating and Corporate Governance Committee charter is available on our website at: www.invitationhomes.com under “About Us”—“Investors”—“Corporate Governance”—“Governance Documents”—“Nominating and Corporate Governance Committee Charter.”

Investment and Finance Committee

Chair: Mr. Fascitelli Additional Committee Members: Mr. Kaplan Mr. Harper Ms. Sears Mr. Tanner • Governed by a Board-approved charter

The Investment and Finance Committee is responsible for, among other things:

•  overseeing matters related to the Company’s investments in real estate assets proposed by management;

•  overseeing the performance of the Company’s assets;

•    reviewing the Company’s investment and disposition policies, procedures, strategies and programs; and

•  reviewing the Company’s capital raising and other financing activities.

The Investment and Finance Committee charter is available on our website at: at www.invitationhomes.com under “About Us”—“Investors”—“Corporate Governance”—“Governance Documents”—“Investment and Finance Committee Charter.”

The Board, upon recommendation from the Nominating and Corporate Governance Committee, reviews and determines the composition of the committees. Through periodic committee refreshment, we balance the benefits derived from continuity and depth of experience with the benefits gained from fresh perspectives and enhancing our directors’ understanding of different aspects of our business.

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The Board of Directors and Certain Governance Matters (continued)

As part of our ongoing commitment to proactive Committee refreshment, following the Annual Meeting, the Board will vote to elect the following members to the standing committees (assuming all director nominees are elected). Neither Mr. Margolis nor Ms. Roizen currently serve on the Board or on any committees of the Board.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment and Finance Committee

Bryce Blair*

Dallas B. Tanner				Member

Jana Cohen Barbe	Member	Member

Richard D. Bronson			Member	Member

Michael D. Fascitelli		Member		Chairperson

Jeffrey E. Kelter		Member	Member

Joseph D. Margolis		Member		Member

John B. Rhea		Chairperson	Member

J. Heidi Roizen	Member		Member

Janice L. Sears	Chairperson			Member

William J. Stein	Member		Chairperson

*	Chairperson of the Board

Corporate Governance Guidelines

We are committed to exercising strong corporate governance practices. Good governance promotes the long-term interests of our stockholders, strengthens Board and management accountability and improves our standing as a trusted member of the communities we serve.

Our governance structure and processes are guided by key governance documents, including our Corporate Governance Guidelines and Committee charters, which govern the operation of the Board and its Committees in the execution of their responsibilities. Our Corporate Governance Guidelines are reviewed periodically by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, changing regulatory requirements and issues raised by our stockholders, revised accordingly upon recommendation to and approval by our Board.

Our Corporate Governance Guidelines, committee charters, and other corporate governance information are available on our website at www.invitationhomes.com under “About Us”—“Investors”—“Corporate Governance”—“Governance Documents.” Any stockholder may also request them in print, without charge, by contacting the Corporate Secretary of Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, generally take place at every regular Board meeting. In addition, at least once a year, the independent directors meet in a private session that excludes management and directors who have not been determined independent. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions which is posted on our website at www.invitationhomes.com under “About Us”—“Investors”—“Corporate Governance”—“Governance Documents.” Our Code of Conduct sets forth our policies and expectations on a number of topics, including, but not limited to, conflicts of interest, compliance

2020 Proxy Statement	20

The Board of Directors and Certain Governance Matters (continued)

with laws, use of our assets, gifts and entertainment, fraud, outside activities, political contributions, bribery, corruption, and business conduct and fair dealing. Our Code of Conduct is a “code of ethics,” as defined by Item 406 of Regulation S-K promulgated by the SEC. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website rather than by filing a Current Report on Form 8-K and within the time period required under applicable rules and regulations.

Oversight of Risk Management

We face various forms of risk in our business ranging from broad economic, housing market, and interest rate risks, to more specific factors, such as credit risk related to our residents, re-leasing of properties and competition for properties. See Part I. Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Form 10-K”). Our Board believes that effective risk management involves our entire corporate governance framework. Both management and the Board have key responsibilities in managing risk throughout the Company. The Board has overall responsibility in the oversight of risk management related to the Company and its business. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The Board is supported in its risk oversight function by its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment and Finance Committee. Each of these committees regularly meets with and reports to the Board. Management is responsible for identifying material risks, implementing appropriate risk management strategies, integrating risk management into our decision-making process and ensuring that information with respect to material risks is transmitted to senior executives and the Board. Members of the Board regularly meet with members of management and other key personnel who advise the Board on areas of enterprise risk, the Company’s risk mitigation and response strategies and any incidents that have arisen.

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The Board of Directors and Certain Governance Matters (continued)

The table below shows the Board’s and management’s key responsibilities in managing and overseeing risk throughout the Company.

Risk Oversight Responsibilities

Board

Risk Areas

Strategic

•  Reputation

•  Market Dynamics

•  Acquisitions & Dispositions

Operational

•  Sales & Marketing

•  Service & Delivery

•  Information Systems & Cybersecurity

•  Infrastructure & Assets

•  Hazards &
Weather

•  People

Financial

•  Financial Reporting & Internal Controls

•  Capital Structure

•  Market

•  Liquidity & Credit

•  Tax

Legal, Regulatory & Compliance

•  Environmental

•  Social

•  Governance

Responsibilities

•  Overall oversight of the risk management process

•  Development of business strategy and major resource allocation

•  Leadership of management succession planning

•  Business conduct and compliance oversight

•  Receipt of regular reports from Board committees on specific risk oversight responsibilities

Board Committees
Audit	Compensation and Management Development	Nominating and Corporate Governance	Investment and Finance

•   Oversight of enterprise risk management activities

•   Oversight of accounting and financial reporting

•   Oversight of integrity of financial statements

•   Oversight of compliance with legal and regulatory requirements applicable to accounting and financial reporting processes

•   Oversight of the performance of internal audit function

•   Oversight of the effectiveness of internal controls

•   Oversight of registered public accounting firm’s qualifications, performance and independence

•   Oversight of compensation-related risks and overall philosophy, as further described under “Other Matters—Risk Mitigation” in our Compensation Discussion and Analysis below

•   Oversight of regulatory compliance with respect to compensation matters

•   Oversight of executive succession planning

•   Overall corporate governance leadership

•   Recommendations regarding Board and Committee composition

•   Board succession planning

•   Oversight of regulatory compliance and corporate governance initiatives

•   Oversight of the evaluation of the Board and management

•   Oversight of asset portfolio and potential acquisitions and divestitures

•   Oversight of investment and financing policies and practices

•   Review of proposed equity and debt transactions, swaps and hedging transactions

•   Overall oversight of finance requirements, plans and strategies

Management

Responsibilities

•   Identify material risks

•   Implement appropriate risk management strategies

•   Integrate risk management into our decision-making process

•   Ensure that information with respect to material risks is transmitted to senior executives and the Board

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The Board of Directors and Certain Governance Matters (continued)

Our Sustainability Initiatives

Our Board believes that sustainable business practices are critical to our long-term success. By integrating environmental, social and governance (“ESG”) initiatives into our strategic business objectives, we seek to drive positive change and create value for our stakeholders.

In 2020, sustainability plays a pivotal role in our corporate priorities. Our overarching priorities are: enhance resident loyalty; develop our leaders; enhance community care; and drive stakeholder engagement and return. Specifically, we look to continue developing our leadership team to better lead and inspire a diverse workforce, identify and launch a pilot of a signature community giving and volunteerism program, and build out our ESG strategy to embrace more robust efforts around environmental and social categories.

Corporate social responsibility is vitally important to who we are as a company. Our Corporate Social Responsibility Policy is posted on our website www.invitationhomes.com under “About Us”—“Corporate Citizenship”—“Corporate Social Responsibility Policy” and applies to all activities undertaken by or on behalf of Invitation Homes anywhere we operate. This policy encompasses areas of community and associate engagement, human rights, corporate governance and ethics, and environmental initiatives that reflect existing and emerging standards of corporate social responsibility. Additionally, each of our associates’ compensation is tied to the quality of our resident service, as measured by Net Promoter Score (more fully described below under “Executive Compensation—Compensation Discussion and Analysis”).

Our mission, vision, and values define our daily actions in delivering on our pledge to be a responsible corporate citizen. Our mission statement “Together with you, we make a house a home” reflects our commitment to a resident-centric business philosophy. The way we carry out that mission on a daily basis is reflected in our company’s core values: Unshakable Integrity; Genuine Care; Continuous Excellence; and Standout Citizenship. Our vision is to be the premier choice in home leasing by continuously enhancing our residents’ living experiences and communities.

23	2020 Proxy Statement

The Board of Directors and Certain Governance Matters (continued)

Every day, we strive to benefit our residents, our associates, our communities, and our shareholders by deeply embedding our values, ethics, and integrity into all that we do. Our logo represents four components: home; neighborhood; community; and Invitation Homes.

Residents

By offering quality homes in attractive neighborhoods, we believe we give residents the choice to lease a home in a community that may not have otherwise been attainable. We strive to provide our residents with a worry-free leasing lifestyle through service that includes welcoming them with an in-person home orientation at move-in, making their lives easier with our Smart Home technology offering, and providing 24/7 maintenance combined with our best-in-class ProCare property management platform.

Associates

Our associates are our most precious resource. From our focus on health and safety to our support for a diverse and inclusive culture, we treat each other fairly and act with honesty, integrity, and respect.

We believe passionately that diverse and inclusive companies make for more innovative, engaged and happy teams. Our organization makes it a priority to celebrate diversity and cultivate a culture of inclusion. In 2019, a grassroots effort in our Dallas headquarters, with the full support of management, led to the creation of a networking and resource group for women. This group held two events in 2019 that were attended by nearly every associate in our Dallas office. Invitation Homes is an equal opportunity workplace dedicated to pursuing and hiring a diverse workforce. In addition, we monitor a variety of diversity demographics and use that data to inform our actions. We are proud that women comprise a meaningful percentage of our executives and senior-level professionals (as of the Record Date):

30% of Executive Committee	47% of Senior Level Professionals

Management establishes and reinforces our Company culture. We recognize the value of our associates and the need for the Company to build and sustain a culture where associates of diverse backgrounds and abilities contribute their unique viewpoints and perspectives to all aspects of the business. In 2019, we conducted our first annual associate engagement survey and formed teams to address underlying issues that surfaced in the results. In early 2020, we rolled out two new benefits programs—flexible work arrangements and parental leave—as a direct result of the survey.

Our company’s workplace wellness initiatives, such as onsite health and wellness services, promote healthy habits and demonstrate managerial support for associates’ physical and emotional well-being. Invitation Homes is committed to associate health and welfare by providing a competitive benefits package, including health, dental, vision, term life and disability insurance. In addition, we put the safety of our associates at the forefront of everything we do and as such have established a national safety committee that provides direction, resources and monthly awareness and education initiatives to associates.

2020 Proxy Statement	24

The Board of Directors and Certain Governance Matters (continued)

Communities

We recognize that the vitality of our business is directly linked to the vitality of the communities in which we operate. As of December 31, 2019, we and our predecessors have invested approximately $2.3 billion in the upfront renovation of homes in our portfolio. We invested approximately $38,000 per home for upfront renovations completed during the year ended December 31, 2019. Further, we maintain our homes to high standards through timely maintenance services as well as through our proprietary ProCare service. ProCare is an innovative maintenance program designed to provide regular opportunities for us to inspect our assets, proactively address issues, and ensure each home continues to meet our standards. We believe that these investments benefit our communities by creating jobs, enhancing neighborhood appearance and livability, and improving the overall quality of life for our residents and their neighbors. In addition, we believe such investments improve our relationships with local communities and homeowners associations and enhance our brand recognition and loyalty.

Our commitment to community includes efforts that make us more innovative and sustainable. Protecting the environment is critically important to us, and our sustainability initiatives help limit the carbon footprints and overall environmental impact of our homes. Those initiatives include: Smart Home technology that enables maintenance technicians and residents to control thermostats remotely and reduce energy consumption; routing and optimization technology designed to improve scheduling efficiencies for our maintenance technicians, which may also result in a reduced vehicle emissions footprint; standards of performance that require the use of energy-efficient lighting and appliances; and supply chain management that focuses on our vendors’ sustainability practices and procedures. We believe that we can respond to local and global environmental challenges by combining our strengths in sustainability, innovation, and partnership.

We also encourage our associates to be good neighbors in their local communities by partnering with local organizations to provide support to those in need. In addition, each year Invitation Homes associates receive 20 hours of paid time off to volunteer in their communities and help their local neighbors. Together, associates in our corporate offices and our 16 markets used this time in 2019 to deliver food to veterans and elderly citizens, contribute and package food and school supplies, collect and deliver toys, clean beaches, and provide other needed support in their communities. We also offer an annual “There’s No Place Like Home” scholarship contest, awarding scholarships for higher learning to residents, associates, and community members.

Corporate Governance and Ethics

We take very seriously the responsibility that individuals and organizations have chosen to invest in our company, and we strive every day to ensure that our actions result in value for these investors. We believe that good governance promotes the long-term interests of our stockholders, strengthens Board and management accountability and improves our standing as a trusted member of the communities we serve. Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the views and policies of our Board. See “The Board of Directors and Certain Governance Matters—Our Corporate Governance” for more information about our corporate governance practices.

We believe it is critically important to maintain a corporate culture that demands integrity and reflects ethical values. Everyone who works at or with Invitation Homes should feel confident about our high ethical standards, our honesty, and our integrity. Our daily decisions are driven by our Code of Conduct, which is posted on our website and demonstrates our commitment to our stakeholders to be a responsible corporate citizen and a good business partner. The Code of Conduct helps guide us as we collaborate to accomplish our goals together, while holding ourselves individually responsible for our work and accountable for our actions. See “The Board of Directors and Certain Governance Matters—Code of Business Conduct and Ethics” for more information about our Code of Conduct. The code is supported by associate conduct policies and programs and reinforced through associate training. We have zero tolerance in relation to illegal or unethical conduct and this is articulated in our relevant policies, including policies on conflicts of interest, gifts and entertainment, fraud, sanctions, outside activities, political contributions, and bribery and corruption. Any associate who violates the requirements of the Code, or any of our other policies, is subject to disciplinary action up to and including termination.

We expect the same high standards of those who work with us and represent us, and our Vendor Code of Conduct is an extension of our values to our vendors and serves to highlight our commitment to ethical business practices and regulatory compliance. The Vendor Code of Conduct is posted on our website www.invitationhomes.com under “About Us”—“Corporate Citizenship.”

25	2020 Proxy Statement

The Board of Directors and Certain Governance Matters (continued)

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for recommending to the Board nominees for election as director, and the Board is responsible for selecting nominees for election. This nomination process occurs as part of the nomination of the slate of directors for election at our annual meeting of stockholders and at times when there is a vacancy on the Board or other need to add a director to the Board.

As part of this nomination process, the Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and, in considering such candidates, also assesses the size, composition and combined expertise of the Board and the extent to which the candidate would fill a present need on the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, but rather takes into account all factors it considers appropriate such as the individual’s relevant career experience, strength of character, judgment, familiarity with the Company’s business and industry, independence of thought, an ability to work collegially, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background, relevant industry experience and technical skills and the size, composition and combined expertise of the existing Board. Although in identifying prospective director candidates, our Nominating and Corporate Governance Committee and the Board consider diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy.

The Nominating and Corporate Governance Committee may seek referrals and/or receive recommendations from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee may also retain a search firm to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees for election at the annual meeting, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above.

During 2019, the Nominating and Corporate Governance Committee engaged a search firm to provide and to help vet candidates for our Board, as well as to develop an ongoing list of potential candidates who have desired experience and expertise and meet the qualification guidelines described above.

In connection with its recommendation of a slate of nominees for election at the Annual Meeting, our Nominating and Corporate Governance Committee and the Board also considered that Mr. Bronson reached the age of 75 in 2020 and determined that, because of Mr. Bronson’s expertise, valuable business insights and strong commitment to Invitation Homes, an exception to our general practice to not recommend for reelection a director following his or her 75th birthday is warranted. Furthermore, the Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated two new candidates, Mr. Joseph D. Margolis and Ms. J. Heidi Roizen, to further enhance the diversity of backgrounds and expertise in the boardroom.

2020 Proxy Statement	26

The Board of Directors and Certain Governance Matters (continued)

The process undertaken by the Nominating and Corporate Governance Committee resulted in the Board’s nomination of the directors named in this Proxy Statement and proposed for election by you at the Annual Meeting. We believe that our director nominees provide an appropriate mix of expertise, experience and skills relevant to the size and nature of our business.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These requirements are also described under the caption “Stockholder Proposals for the 2020 Annual Meeting.”

Communications with the Board

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with the Chairperson of the Board, the chairperson of any of the Audit, Compensation, or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to Office of the Chief Legal Officer of the Company, at Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously.

27	2020 Proxy Statement

COMPENSATION OF DIRECTORS

Our non-employee directors receive cash compensation, as well as equity compensation in the form of restricted stock units (“RSUs”), for their Board service. No director employed by us or appointed pursuant to the terms of our previous Stockholders Agreement with Blackstone received compensation for serving on our Board in 2019. Accordingly, in 2019, none of Messrs. Tanner, Caplan, Harper, or Stein received compensation for serving on our Board. Mr. Stein will receive compensation for Board service following his election at the Annual Meeting due to the termination of the Stockholders Agreement.

2019 Annual Director Compensation Program

In 2017, in connection with our IPO, we adopted an annual director compensation program, which was reviewed and adjusted by the Board in May 2019. Effective as of May 30, 2019, eligible non-employee directors were entitled to receive annual compensation as follows:

•

an annual cash retainer of $70,000 (an increase from $60,000), and $350,000 in the case of the Board Chairperson (as more fully described below, effective January 1, 2020, the Board reduced the Chairperson’s annual cash retainer to $220,000);

•

an additional cash retainer of $20,000 for those serving as chairpersons of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment and Finance Committee; and

•

an equity award of $145,000 (an increase from $120,000), and $350,000 in the case of the Board Chairperson (as more fully described below, effective January 1, 2020, the Board reduced the Chairperson’s equity award to $145,000), in the form of time vesting RSUs, granted on the date of the annual stockholders meeting, which will vest in full on the date of our next annual meeting of stockholders following the grant date, subject to the director’s continued service on such vesting date, and will be in respect of a number of shares equal to the award amount divided by the closing price of our common stock on the NYSE on the grant date.

2020 Proxy Statement	28

Compensation of Directors (continued)

All RSUs granted to directors entitle the director to dividend equivalent payments in respect of the director’s RSUs, whether his or her RSUs are unvested or vested and not yet settled. The dividend equivalents are deliverable to the director on the regular payment date that such dividends are made to the Company’s stockholders and in the same form as delivered to such stockholders whether in cash or common stock. To date, all dividends declared on the Company’s common stock were paid in cash.

In addition to the foregoing, in 2019, Mr. Blair received an annual stipend in an amount of $40,000 in connection with the cost of his administrative support services. Our directors do not otherwise receive any other Company-paid or reimbursed personal benefits. In addition, our directors are not paid any fees for attending meetings, however, each director is reimbursed for reasonable travel and related expenses associated with his or her attendance at Board or committee meetings.

In response to engagement with and feedback from our investors and to bring annual compensation of the non-executive Board Chairperson in line with the compensation of other non-employee directors, as part of its director compensation review, the Board has adjusted Mr. Blair’s compensation, effective January 1, 2020:

•	a reduction of annual cash retainer to $220,000;

•	a reduction of an equity award to $145,000 in the form of RSUs; and

•	a cancellation of the annual administrative assistant stipend.

Our Compensation Committee is responsible for reviewing and advising on the compensation of our non-employee directors. To assist with this duty, they have engaged an independent compensation consultant, FPL Associates, L.P. (“FPL”), to perform periodic reviews of our non-employee director compensation program, which includes an analysis of market trends and best practices and a comparison versus our peer group companies. The compensation program for our non-employee directors was last reviewed and revised, as described above, in February 2020, upon recommendation of the Compensation Committee in consultation with FPL.

Our non-employee directors who are entitled to receive compensation for their service on the Board are also subject to a stock ownership policy, as described below under “Executive Compensation—Compensation Discussion and Analysis.”

Director Compensation Table for Fiscal 2019

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)

Bryce Blair	$350,000	$350,008	$40,000	$740,008

Jana Cohen Barbe	$ 65,836	$145,021	—	$210,857

Richard D. Bronson	$ 65,836	$145,021	—	$210,857

Kenneth A. Caplan	—	—	—	—

Michael D. Fascitelli	$ 85,836	$145,021	—	$230,857

Robert G. Harper	—	—	—	—

Jeffrey E. Kelter	$ 65,836	$145,021	—	$210,857

John B. Rhea	$ 85,836	$145,021	—	$230,857

Janice L. Sears	$ 85,836	$145,021	—	$230,857

William J. Stein	—	—	—	—

Barry S. Sternlicht	$ 65,836	$145,021	—	$210,857

(1)	Amount represents the cash fees earned by each director during 2019 pursuant to our director compensation program then in effect.

29	2020 Proxy Statement

Compensation of Directors (continued)

(2)

Amount represents the aggregate grant date fair value of the directors’ annual RSU awards granted in 2019 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 10 to the consolidated financial statements included in our 2019 Form 10-K. In accordance with the SEC’s rules, dividend equivalents that accrued on equity awards in 2019 are not reported above, because dividends were factored into the grant date fair value of these awards.

(3)	As of December 31, 2019, the directors held unvested equity as follows (representing each director’s unvested annual RSU award):

Director	RSUs

Bryce Blair	13,769

Jana Cohen Barbe	5,705

Richard D. Bronson	5,705

Michael D. Fascitelli	5,705

Jeffrey E. Kelter	5,705

John B. Rhea	5,705

Janice L. Sears	5,705

Barry S. Sternlicht	5,705

(4)	The amount reported for Mr. Blair represents the Company-reimbursed costs for Mr. Blair’s administrative support services in 2019.

2020 Proxy Statement	30

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for 2020. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders do not ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.

Representatives of Deloitte are expected to be present at the Annual Meeting. They will also have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

In connection with the audit of our 2019 consolidated financial statements, we entered into an agreement with Deloitte, which sets forth the terms by which Deloitte performed audit services for the Company. The following table presents fees for professional services rendered by Deloitte for the audit of our financial statements for 2019 and 2018, and for fees billed for other services rendered by Deloitte during those periods.

($ in thousands)	2019	2018

Audit fees(1)	$1,644	$1,973

Audit-related fees(2)	329	246

Tax fees(3)	357	471

Total	$2,330	$2,690

(1)

Includes the aggregate audit fees recognized in each of the last two fiscal years for professional services rendered for the audits of the Company’s annual consolidated financial statements and the reviews of quarterly condensed consolidated financial statements.

(2)

Includes audit-related fees recognized in 2019 for professional services rendered in connection with (1) the audits of our 401(k) plan and a joint venture for which we are the managing member and (2) review of information included in other documents filed or to be filed with the SEC related to equity offerings and issuances (e.g., registration statements and prospectus information relating to secondary offerings of our common stock and our at-the-market equity offering program as well as fees related to ongoing maintenance of such equity offering programs). Includes audit-related fees recognized in 2018 for professional services rendered in connection with the audit of our 401(k) plan and the review of information included in other documents filed or to be filed with the SEC, including the registration statements relating to the Merger.

(3)	Includes the aggregate tax fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice, and tax planning.

All of the services covered under the captions “Audit fees,” “Audit-related fees,” and “Tax fees” were pre-approved by the Audit Committee. The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to its approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and, except where services may be pre-approved under authority delegated by the Audit Committee, the Audit Committee pre-approves all audit and permitted non-audit services provided by any independent registered public

31	2020 Proxy Statement

Proposal No. 2—Ratification of Independent Registered Public Accounting Firm (continued)

accounting firm prior to each engagement. The Audit Committee has delegated to its Chairperson the authority to review and pre-approve any such services between the Audit Committee’s regular meetings, and any such pre-approval will be subsequently considered and ratified by the Audit Committee at its next regularly scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2020.

2020 Proxy Statement	32

PROPOSAL NO. 3—NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding advisory vote, the compensation paid to our named executive officers as disclosed in this Proxy Statement. While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board intend to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in “Compensation Discussion and Analysis,” as well as the discussion regarding the Compensation Committee in “The Board of Directors and Certain Governance Matters—Committees of the Board of Directors; Meetings of the Board of Directors and its Committees—Compensation and Management Development Committee.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

33	2020 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committees of the Board of Directors; Meetings of the Board of Directors and its Committees—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our consolidated financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Janice L. Sears, Chairperson

Jana Cohen Barbe

Richard D. Bronson

John B. Rhea

2020 Proxy Statement	34

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation and Management Development Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC.

Submitted by the Compensation and Management Development Committee of the Board of Directors:

John B. Rhea, Chairperson

Jana Cohen Barbe

Michael D. Fascitelli

Jeffrey E. Kelter

William J. Stein

35	2020 Proxy Statement

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executive officers.

  DALLAS B. TANNER

Title: President and Chief Executive Officer

Age: 39

Mr. Tanner has served as our President and CEO and a Board member since January 2019. As a founding member of our business, Mr. Tanner has been at the forefront of creating the single-family rental industry. Since the founding of Invitation Homes in April 2012, he has served as Executive Vice President and Chief Investment Officer, and from August 2018 to January 2019 as Interim President. Prior to our IPO in February 2017, he served on the boards of the Company’s predecessor entities. Mr. Tanner has almost 20 years of real estate experience through the establishment of numerous real estate platforms. In 2005, he founded Treehouse Group, for which he privately sourced funds for platform investments, including single-family rental homes, multifamily properties, manufactured housing, residential land, bridge financing and property management. Mr. Tanner continues to be involved in Treehouse Group’s interest in Pathfinder Ventures, a Southwest-focused commercial real estate fund. In addition, he was a partner in the successful acquisition of First Scottsdale Bank of Arizona. Mr. Tanner served on the Maricopa County (Arizona) Flood Control Board and on the advisory board of First Scottsdale Bank. He is actively involved in American Indian Services and served as a missionary in the Netherlands and Belgium.

  ERNEST M. FREEDMAN

Title: Executive Vice President and Chief Financial Officer

Age: 49

Mr. Freedman has served as our Executive Vice President and Chief Financial Officer since October 2015. Mr. Freedman previously served as Executive Vice President and Chief Financial Officer of Apartment Investment and Management Company (“Aimco”) from 2009 to 2015. Mr. Freedman joined Aimco in 2007 as Senior Vice President of Financial Planning and Analysis and served as Senior Vice President of Finance from February 2009 to November 2009, where he was responsible for financial planning, tax, accounting and related areas. From 2004 to 2007, Mr. Freedman served as Chief Financial Officer of HEI Hotels and Resorts. From 2000 to 2004, Mr. Freedman was at GE Real Estate in a number of capacities, including operations controller and finance manager for investments and acquisitions. From 1993 to 2000, Mr. Freedman was with Ernst & Young, LLP, including one year as a senior manager in the real estate practice. Mr. Freedman is a certified public accountant.

  MARK A. SOLLS

Title: Executive Vice President, Chief Legal Officer and Secretary

Age: 63

Mr. Solls has served as our Executive Vice President, Chief Legal Officer and Secretary since August 2015. Mr. Solls previously served as Senior Vice President and General Counsel of DentalOne Partners, Inc., a dental service management organization, from August 2012 to July 2015. From April 2011 to July 2012, Mr. Solls served as a Legal Consultant to Susan G. Komen for the Cure Breast Cancer Foundation. Mr. Solls served as Executive Vice President and General Counsel of Concentra Inc., a healthcare management company, from August 2006 to January 2011. From September 2002 to May 2006, Mr. Solls served as Executive Vice President and General Counsel for Wyndham International, Inc., a leading hotel company. From 1998 to 2002, Mr. Solls served as Vice President and General Counsel of DalTile International Inc., a leading manufacturer and distributor of ceramic tile.

  CHARLES D. YOUNG

Title: Executive Vice President and Chief Operating Officer

Age: 51

Mr. Young has served as our Executive Vice President and Chief Operating Officer since November 2017. From March 2015 until we completed the Merger, Mr. Young served as the Chief Operating Officer of SWH and, from June 2013 to

2020 Proxy Statement	36

Executive Officers of the Company (continued)

March 2015 was Senior Vice President—West Division of SWAY Management LLC, SWH’s previous external manager. Mr. Young was previously the Regional Vice President, Eastern Region of Waypoint Real Estate Group HoldCo, LLC (the “Waypoint Manager”), a company he joined in 2012. Prior to joining the Waypoint Manager, Mr. Young was Executive Vice President at Mesa Development from 2003 to 2012, a national real estate developer, investor and service provider with a focus on complex mixed-use residential opportunities. Before Mesa, Mr. Young worked for Goldman, Sachs & Co. in their Real Estate Principal Investment Area (Whitehall) and Development Investment Banking Division, focusing on mergers and acquisitions. Mr. Young also created and managed two entrepreneurial ventures. He co-founded and was a managing director of The Kaleidoscope Group, L.L.C., a strategic diversity and management consulting firm, and he managed K.G. Holdings, LLC, a real estate holding and management firm. Before starting his career in real estate and investment banking, Mr. Young spent several years as a professional football player in the National Football League and the World Football league. He is an independent board member of Federal Home Loan Bank of Chicago and a member of the Stanford Board of Trustees.

37	2020 Proxy Statement

EXECUTIVE COMPENSATION— COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section provides an overview of compensation and discusses compensation policies and programs for the following current and former executive officers of the Company (our named executive offices, each an “NEO” and, collectively, the “NEOs”):

•	Dallas B. Tanner, our President and CEO;

•	Ernest M. Freedman, our Executive Vice President and Chief Financial Officer;

•	Mark A. Solls, our Executive Vice President, Chief Legal Officer and Secretary; and

•	Charles D. Young, our Executive Vice President and Chief Operating Officer.

Executive Summary

Our vision is to be the premier choice in home leasing by continuously enhancing our residents’ living experience, and continuing to make significant contributions to economic growth, job creation and the vitality of the local communities we serve. In 2019, we achieved many accomplishments: our Merger integration resulted in a more efficient platform with which to deliver resident service; we recycled capital to improve the portfolio of homes we offer residents; and we further refined our best-in-class ProCare resident experience.

The overarching goal of our executive compensation program is to motivate our leaders to achieve our key strategic priorities and focus on long-term value creation for our stockholders. Our executive compensation program is designed to reward for financial performance and specific business results, mitigate material risks and align with stockholder interests by having a significant portion composed of long-term equity-based awards.

We set pay levels commensurate with performance and the need to attract and retain high quality talent, and we consider many factors in setting executive compensation, including the advice of the Compensation Committee’s consultant, level of pay relative to the Company’s other executives, competitive market data and Company and individual performance and results.

As part of determining executive compensation, the Compensation Committee reviews the goal-setting processes to ensure targets are rigorous, yet attainable, thereby incentivizing performance. In determining 2019 executive compensation, the Compensation Committee considered a balanced mix of metrics for our annual and long-term incentive plans to measure the Company’s performance, including among other things enhancement of resident loyalty as measured by Net Promoter Score (“NPS),” synergies created by the completion of our integration with SWH, Same Store Core Revenue Growth, Adjusted Funds from Operation (“AFFO”) per share, as well as individual executive performance.

Some of our key business results for 2019 were:

$1.03(1) AFFO of $1.03 per share, up 8.9% year-over-year On a Generally Accepted Accounting Principles (“GAAP”) basis, $0.27 net income per diluted common share

Enhanced Resident Loyalty

Record low resident turnover rate of 30.1%, and 4.3 (out of 5) average resident satisfaction survey score, NPS score of 32 for full-year 2019 vs. a target of 30 for full-year 2019

4.5%(2)(3) Same Store Core Revenue Growth year-over-year On a GAAP basis, 2.4% total revenue growth year-over-year	Improved Portfolio $653 million of acquisitions and $900 million of dispositions to improve portfolio quality and footprint
$58 Million in Synergies(4) Run-rate annual synergies exceeded our guidance midpoint for 2019 by $5 million, and our initial guidance midpoint by $10 million	Leverage Reduction $702 million reduction in net debt, helping to drive a 1x reduction in net debt / annualized Adjusted EBITDAre(5)

2020 Proxy Statement	38

Executive Compensation—Compensation Discussion and Analysis (continued)

(1)

Please see Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” in our 2019 Form 10-K for the reconciliation of AFFO to net income (loss) (as determined in accordance with GAAP), the most directly comparable GAAP measure.

(2)	See “Annex A: Non-GAAP Reconciliations” for reconciliation of Total Revenues to Same Store Total Revenues and Same Store Core Revenues, full year.

(3)	“Same Store” is defined in our 2019 Form 10-K under “Defined Terms.” “Core Revenue” for an identified population of homes reflects total revenues, net of any resident recoveries.

(4)

Run Rate Annualized Synergies as of Q2 2019, defined as the annualized impact achieved in 2018 and the first half of 2019 from any costs eliminated, net of costs added, associated with the integration of the legacy Invitation Homes and SWH platforms.

(5)

Please see Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” in our 2019 Form 10-K for the reconciliation of Adjusted EBITDAre to net income (loss) (as determined in accordance with GAAP), the most directly comparable GAAP measure

We maintain strong governance standards in the oversight of our executive compensation programs, including the following policies and practices that were in effect during 2019.

Strong Compensation Governance

The Compensation Committee oversees the executive compensation program and evaluates the program against competitive practices, legal and regulatory development and corporate governance trends. The Compensation Committee has incorporated the following market-leading governance features into our program.

What We Do:	What We Don’t Do:
The majority of our executive compensation is performance-based and at-risk, tied to rigorous absolute and relative performance goals;	No employment agreements or individual change in control agreements;

We utilize a balanced mix of metrics for our annual and long-term incentive plans to measure the Company’s performance;	We do not encourage excessive risk taking (we conduct annual formal enterprise risk assessments);

We have implemented a claw-back policy for long-term incentive awards to allow for the Company to seek reimbursement from our senior executives;	We do not authorize excise tax gross-ups;

We have a stock ownership policy for our executive officers and non-employee directors; and	We prohibit hedging and restrict pledging or borrowing against Company stock; and

We engage an independent compensation consultant that does not provide any other consulting or other services to the Company.	Generally, we have no executive-only perquisites such as company cars, security systems or financial planning.

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Executive Compensation—Compensation Discussion and Analysis (continued)

Executive Compensation Objectives and Philosophy

Our pay-for-performance compensation philosophy is set by the Compensation Committee. Our goal is to provide the compensation and incentives designed to attract and retain key executives with the qualifications to manage and lead the Company as well as to motivate them to develop professionally, contribute to the achievement of our financial goals and ultimately create and grow our equity value. Our compensation philosophy aligns our executives with our growth objectives via equity compensation and annual incentive compensation, the value of which is driven by our performance over the long and short term, respectively. All of our NEOs maintain a significant equity stake in the Company.

To achieve these objectives, we provide executive pay programs that:

•	Deliver competitive levels of compensation to attract, retain and motivate highly qualified executives;

•	Foster a strong relationship between stockholder value and executive compensation by having a significant portion of compensation composed of long-term incentive awards;

•	Emphasize performance-based compensation contingent upon achieving financial and business area performance goals; and

•	Promote our core values: Unshakable Integrity; Genuine Care; Continuous Excellence; and Standout Citizenship.

When designing the Company’s executive compensation plans and making individual compensation decisions, the Compensation Committee considers several key principles:

•	Cultivate long-term value creation without taking unnecessary risks;

•	Combine both short- and long-term compensation to promote retention and create a pay-for-performance environment;

•	Emphasize at-risk pay over fixed pay, yet create a positive work environment that rewards long-term achievements; and

•	Motivate and reward for successfully executing our business strategies.

Determination of Compensation

Independent Review and Approval of Executive Compensation

The Compensation Committee oversees and approves key aspects of executive compensation, including salaries, corporate goals and individual objectives, payouts under the annual cash incentive plan, and the size and structure of long-term incentive awards for our NEOs. The Compensation Committee approves objectives designed to align executive pay with Company performance and stockholder interests and also seeks to provide competitive pay opportunities tied to performance and designed to retain talent, maximize stockholder value and mitigate material risk.

The Compensation Committee does not delegate any substantive responsibility related to the compensation of NEOs and exercises its independent judgment when approving executive compensation. No member of the Compensation Committee is a former or current officer of the Company or any of its subsidiaries. They are all independent under current NYSE listing standards.

The Compensation Committee takes into account the aggregate amount and mix of all components of compensation when considering compensation decisions affecting the CEO and other NEOs. The Compensation Committee considers many factors, including the advice of its independent compensation consultant, competitive market data, level of pay relative to the Company’s other executives, and the alignment of the Company’s total pay opportunity and pay outcomes with performance.

The Compensation Committee conducts an annual evaluation process of the CEO. The Compensation Committee determines and approves the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the CEO. The CEO does not have a role in and is not present during discussions regarding his own compensation. The CEO traditionally has a role in setting the compensation for other NEOs by providing recommendations to the Compensation Committee. The Compensation Committee has the discretion to accept, reject, or modify the CEO’s recommendations.

2020 Proxy Statement	40

Executive Compensation—Compensation Discussion and Analysis (continued)

The Role of the Compensation Committee’s Independent Consultant

The Compensation Committee has sole authority under its charter to retain advisors and consultants as it deems appropriate. The Compensation Committee has retained FPL, a nationally recognized leader in advising public REITs on executive compensation and related matters, as its compensation consultant.

FPL attends Compensation Committee meetings, reviews compensation data with the Compensation Committee, and participates in general discussions regarding executive compensation issues. FPL reports to the Compensation Committee, and only at the Compensation Committee’s direction, will work with management to develop materials and analyses essential to the Compensation Committee’s executive compensation evaluations and determination. Such materials include competitive market assessments.

FPL regularly participates in executive sessions with the Compensation Committee (without any of the Company’s personnel or executives present) to discuss compensation matters. FPL does not provide any other services to the Company and has no other direct or indirect business relationships with the Company. Taking these and other factors into account, the Compensation Committee has determined that the work performed by FPL does not raise any conflicts of interest.

Use of Peer Data

We are always competing for the best talent in the marketplace. Accordingly, the Compensation Committee regularly reviews the market data, pay practices and ranges of our “peer” companies to ensure that we continue to offer a relevant and competitive executive pay program each year. The Compensation Committee believes this allows the Company to successfully attract and retain the high-quality executive talent critical to the Company’s long-term success.

The Compensation Committee reviews the potential total compensation package for each of the executive officers against a pre-selected peer group, consisting of other publicly traded REITs, based on data compiled by FPL. Consistent with the objectives of the Company’s executive compensation program, the Compensation Committee compares executive officer compensation against these peer companies to ensure that the Company attracts and retains highly qualified executive officers by providing a total executive compensation package that is competitive with those provided by the Company’s peers.

FPL assists the Compensation Committee in selecting the Company’s peer group. Because there is only one public, single-family rental focused REIT of comparable size to us, only one of our direct competitors is appropriate for inclusion in our compensation peer group. To create a sufficiently robust data set by which to examine market competitive pay practices, FPL and the Compensation Committee selected other peers based on the following primary factors: (i) focus on residential operations; (ii) similarity of size in terms of total market capitalization (between 0.5x-2.0x of our total market capitalization and such that we rank near the median of the peer group); and/or (iii) a national presence. Based on all of the foregoing factors, FPL recommended and the Committee approved the following peer group of REITs for competitive analyses of compensation that informed decisions on pay opportunities for our NEOs:

Peer Company Name	Asset Focus
American Homes 4 Rent	Single-Family Rental
Apartment Investment and Management Company	Multifamily
AvalonBay Communities, Inc.	Multifamily
Boston Properties, Inc.	Office
Camden Property Trust	Multifamily
Digital Realty Trust, Inc.	Specialty
Equity Residential	Multifamily
Essex Property Trust, Inc.	Multifamily
Extra Space Storage Inc.	Self-Storage
Healthpeak Properties, Inc.	Health Care
Mid-America Apartment Communities, Inc.	Multifamily
Realty Income Corporation	Diversified
Regency Centers Corporation	Shopping Center
Sun Communities, Inc.	Specialty
UDR, Inc.	Multifamily

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Executive Compensation—Compensation Discussion and Analysis (continued)

The peer group was adjusted in 2019 to remove GGP, Inc. due to its acquisition in 2018, and to add Sun Communities, Inc. Sun Communities, Inc. is the largest manufactured homes focused REIT, which is viewed as a specialty/niche residential sector like that of single-family rentals and is a constituent of the Nareit Residential Index.

In 2019, the Compensation Committee reviewed compensation data for executives at the peer companies with positions comparable to those held by the NEOs. This data consisted of base salary, annual cash incentives, and equity award information (the latter two components on an actual and target basis), paid by each of the peer companies based on public filings as well as FPL’s proprietary database, which also includes data from the Nareit Compensation Survey (which FPL conducts). FPL’s analysis concluded that the peer companies generally have compensation programs comparable to ours, with annual bonuses typically in the form of cash and long-term compensation typically in the form of both performance vesting and time vesting equity awards. The Compensation Committee generally uses the median levels of compensation within the peer group as an initial point of reference for setting pay and uses the market data provided by the peer group as one of several reference points useful for determining the form and amount of compensation; however, the Compensation Committee does not specifically target a percentile for benchmarking purposes and actual compensation paid may fluctuate above/below the median of the peer group based on the Company’s performance and achievement of the goals established by the Compensation Committee for the executive officers. The Compensation Committee expects to review the peer group periodically and make changes as warranted and deemed appropriate.

Elements of Compensation

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic and operational objectives.

For 2019, the compensation framework had three main compensation program elements that assessed performance across a variety of goals and measured performance across an annual and multi-year performance period while preserving a substantial emphasis on performance-based pay. The performance-based components include a threshold, target and maximum opportunity for the annual cash incentive award and the performance vesting RSUs. The table below contains a design overview of the 2019 executive compensation program.

Element	Form	Metrics and Weighting
Base Salary	Fixed Cash	Fixed rate of pay utilized to attract and retain executives
Annual Cash Incentive	Performance-Based Cash

90% Corporate financial objectives (including AFFO per share and Same Store Core Revenue Growth year-over-year), defined corporate priorities (including enhanced resident loyalty, completion of Merger integration, Run Rate Annualized Synergies as of 2Q19, improved associate experience and enhanced IT risk management) and defined business unit and operational objectives

10% Individual performance goals
Long-Term Incentive Award	Performance Vesting RSUs

75% Forward-looking three-year performance period in which awards may be earned based 45% upon the compounded, annual growth rate (“CAGR”) of the Company’s total shareholder return (“TSR”) relative to the MSCI US REIT Index (the “TSR Relative to RMS Index CAGR”) and 30% upon Same Store NOI(1) Growth CAGR; if earned at the end of the performance period, awards will be eligible to vest on the Certification Date (as defined below); if three-year absolute TSR is negative, TSR metric is capped at target

	Time Vesting RSUs	25% Awards vest ratably over three years

(1)

Same Store NOI Growth is defined as the percentage year-over-year change in Net Operating Income (“NOI”) in our Same Store portfolio where NOI is calculated as described in our 2019 Form 10-K under Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”

Alignment of Pay with Performance

Our executive compensation program provides significant alignment between pay and performance by linking a meaningful portion of total compensation to the achievement of operational and strategic goals through our short-term incentive program, as well as rigorous relative shareholder return goals through our long-term incentive program.

2020 Proxy Statement	42

Executive Compensation—Compensation Discussion and Analysis (continued)

In 2019, approximately 70% of our CEO’s total target compensation and approximately 65% of our other NEOs’ total target compensation was performance-based and not guaranteed and 30% and 35%, respectively, was fixed (including base salary and time-based RSU grants, the latter of which vest over a three-year period, with the ultimate value subject to our share performance). To build even stronger pay-for-performance alignment with our shareholders, long-term incentive awards are predominantly “at-risk” performance-based equity awards, the ultimate value of which depends entirely on the Company’s future relative total shareholder return and three-year Same Store NOI growth. The following diagrams present the allocation of total pay among different components of our executive compensation program for our CEO and the weighted-average of each component for our other NEOs as a group.

2019 Target Pay Mix – CEO	2019 Target Pay Mix – Other NEOs (Avg.)

Base Salary

Base salary compensates our NEOs for performing the requirements of their positions and provides them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Compensation Committee believes that base salaries for our NEOs should reflect market competitive levels of pay and factors unique to each executive such as experience and breadth of responsibilities, performance, individual skill set, time in the role and pay relative to peers within the Company. The Compensation Committee increased Mr. Tanner’s base salary in 2019 from $525,000 to $700,000, to reflect his promotion to CEO effective January 16, 2019. The Committee adjusted 2019 salaries for our other NEOs to reflect their services and performance in line with the market competitive levels.

Base salaries for the NEOs as of December 31, 2018 and 2019 are as follows:

Name	2018	2019	% Change
Dallas B. Tanner	$525,000	$700,000	33%
Ernest M. Freedman	$600,000	$625,000	4%
Charles D. Young	$525,000	$575,000	10%
Mark A. Solls	$425,000	$450,000	6%

2019 Annual Cash Incentive Program

In 2019, our NEOs participated in an annual cash incentive program under which each of the executives was eligible to receive an annual cash incentive based upon the achievement of certain performance criteria. The goals were comprised of corporate goals, which were shared by all NEOs, and business unit goals for all NEOs (other than Mr. Tanner, who as our CEO did not have a single business unit to oversee), which were unique to each executive. These goals were pre-established, with the majority measured objectively. Each executive was also assigned individual goals for 2019.

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Executive Compensation—Compensation Discussion and Analysis (continued)

Each of Messrs. Tanner’s, Freedman’s, Young’s and Solls’ total award opportunity under the 2019 annual cash incentive program was based on the financial, corporate and individual objectives as set forth below:

	Dallas B. Tanner	Ernest M. Freedman	Charles D. Young	Mark A. Solls
AFFO per Share	35%	25%	25%	25%
Same Store Core Revenue Growth year-over-year	35%	25%	25%	25%
Corporate Priorities	20%	20%	20%	20%
Business Unit Goals and Objectives	0%	20%	20%	20%
Individual Goals and Objectives	10%	10%	10%	10%
	100%	100%	100%	100%

The corporate financial objectives under the 2019 annual cash incentive program consisted of: (1) Total AFFO per share (“AFFO per Share,” where AFFO and FFO are calculated as described in our 2019 Form 10-K, under Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures”); and (2) Same Store Core Revenue Growth year-over-year. See “Annex A: Non-GAAP Reconciliations” for reconciliation of Total Revenues to Same Store Total Revenues and Same Store Core Revenues, full year. The corporate priorities under the 2019 annual cash incentive program consisted of: (1) Run Rate Annualized Synergies as of end of the second quarter 2019; (2) an enhanced resident loyalty, which was scored based on NPS; (3) improved associate experience, which was based on completion of various internal tasks and metrics; and (4) enhanced IT risk management, which was scored based on the completion of internal tasks.

The Compensation Committee established specific performance goals within each of the above corporate metrics that contained a defined threshold (50%), target (100%), and maximum (150%) opportunity. Our target level generally aligned with our budget, with a bandwidth from target in which the maximum opportunity requires a high degree of performance. Annual cash incentive scores were interpolated on a straight-line basis based on actual achievement between the threshold, target and maximum levels with no payout for any performance measure that did not achieve the threshold. The diagrams below illustrate the specific goals across each corporate metric, which were established at the beginning of 2019, as well as our actual results.

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Executive Compensation—Compensation Discussion and Analysis (continued)

Business unit goals for Messrs. Freedman, Young and Solls were tied to the strategic initiatives each business unit was focused on for the fiscal year. For leaders who run multiple business units, an average of their scores is reflected. For example, Mr. Freedman’s goals included a combination of the business units which report into him or over which he has administrative oversight: Accounting, Financial Planning and Quantitative Analysis, Internal Audit, Investor Relations and Project Management. Business unit goals addressed growth and development areas specific to each leader, such as financial goals, integration-based initiatives, culture and talent development.

Mr. Tanner had individual goals which made up 10% of his 2019 Annual Cash Incentive. His goals were tied to three key categories: be present, be innovative and be ready. The first included goals associated with market visits and surveying of associate engagement. The second included the creation of a strategy team to research, develop and design new revenue opportunities and the last included the finalization of a three year business plan for our technology vision including items such as a better customer experience portal, turn time efficiency, value-add systems and enhancements and personnel support. For Messrs. Freedman, Young and Solls individual goals were aligned with their respective business units’ goals, including financial performance, integration milestones, optimization of processes, associate development and engagement, and resident satisfaction.

Business unit (except for Operations) and individual goal scores were based on a subjective assessment range of 1-5. In the case of Operations, business unit goal scores were based on operational metric performance vs. target including: average occupancy (as defined in our 2019 Form 10-K under “Defined Terms”), net effective rental rate growth (as defined in our 2019 Form 10-K under “Defined Terms”), net total cost to maintain (represents the sum of recurring repairs and maintenance and recurring turnover expenses net of resident reimbursements and recurring capital expenditures) and days to re-resident (as defined in our 2019 Form 10-K under “Defined Terms”). All metrics were for the Same Store portfolio. Annual cash incentive scores were interpolated on a straight-line basis based on actual achievement between the threshold, target and maximum levels with no payout for any performance measure that did not achieve the threshold.

In February 2020, the Compensation Committee determined the results of the individual performance objectives for Mr. Tanner. Individual performance goals for each other NEO other than himself were reviewed and scored by Mr. Tanner and ultimately approved by the Compensation Committee. Based on these individual performance scores and the achievement of the corporate and business performance objectives set forth above, the Compensation Committee approved the following 2019 actual annual incentive awards:

Name	Target	Target Award (% of FYE Base Salary)	Actual Cash Incentive as a % of Target	Amount Earned
Dallas B. Tanner	$1,050,000	150%	110.6%	$1,161,566
Ernest M. Freedman	$781,250	125%	114.5%	$ 894,245
Charles D. Young	$718,750	125%	109.2%	$ 785,233
Mark A. Solls	$450,000	100%	107.7%	$ 484,467

45	2020 Proxy Statement

Executive Compensation—Compensation Discussion and Analysis (continued)

2019 Long-Term (Equity) Incentive Program

On February 27, 2019, the Compensation Committee approved a 2019 long-term incentive stock program (the “2019 LTIP”) under the Invitation Homes Inc. 2017 Omnibus Incentive Plan (the “Incentive Plan”), and as of March 1, 2019, granted our NEOs equity-based awards in the form of time vesting RSUs and performance vesting RSUs. When considering the design of the 2019 LTIP, the Compensation Committee incorporated several key design practices:

•	A majority (75%) is performance-based;

•	We target to outperform;

•	Awards are capped at target to the extent the Company’s TSR is negative across the performance period; and

•	We also provide for a portion of our awards that aid in long-term retention (time-based).

For each individual award, 75% of the 2019 LTIP RSUs at target are based on performance, of which 45% are tied to the TSR Relative to RMS Index CAGR (with a cap at target if the Company’s absolute TSR is negative) and 30% are tied to the Company’s Same Store NOI CAGR. The Compensation Committee set goals which are reasonably achievable but challenging.

The time vesting RSUs under the 2019 LTIP are scheduled to vest in equal annual installments on each of the first three anniversaries of March 1, 2019, subject to each NEO’s continued employment through the applicable vesting date, with certain limited exceptions.

The performance vesting RSUs under the 2019 LTIP may be earned based on the achievement of performance conditions over a three-year performance period from January 1, 2019 through December 31, 2021. The number of performance vesting RSUs that may be earned will be determined based on performance achieved during the specified performance period. The performance vesting RSUs may be earned based on two performance measures: (1) the TSR Relative to RMS Index CAGR for the performance period; and (2) the Company’s Same Store NOI CAGR.

Under the terms of the 2019 LTIP award agreements, each of our NEOs is eligible to earn, in respect of each performance condition, a threshold, target and maximum number of performance vesting RSUs based on whether the performance criteria are achieved at threshold, target or maximum levels. The total number of performance vesting RSUs earned with respect to each performance measure is based on an achievement factor which, in each case, ranges from a 0% payout for below threshold performance, to 50% for threshold performance, to 100% for target performance and up to 200% for performance at maximum levels or above. The resulting achievement will be interpolated on a straight-line basis based on actual achievement between the threshold, target and maximum levels with no payout for any performance measure that did not achieve the threshold.

In general, performance vesting RSUs are earned on the date after the end of the performance period on which the Compensation Committee certifies the extent to which the performance criteria have been achieved (the “Certification Date”). The performance vesting RSUs will vest on the Certification Date, subject to each NEO’s continued employment through such Certification Date except in the event of a qualifying involuntary termination. Any unearned performance vesting RSUs will be forfeited without consideration.

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Executive Compensation—Compensation Discussion and Analysis (continued)

Under the 2019 LTIP, the Compensation Committee granted time vesting and performance vesting RSUs to our NEOs in the following amounts (the number of performance vesting RSUs below reflects the number of shares at target), with the actual number of shares to be earned based on the actual achievement of the performance criteria described above.

Name	Performance Vesting RSUs(1) (Target) (#)	Time Vesting RSUs(1) (#)

Dallas B. Tanner	67,267	24,682

Ernest M. Freedman	47,834	17,552

Charles D. Young	47,834	17,552

Mark A. Solls	20,928	7,679

(1)

The closing price of our common stock on the NYSE on the grant date, March 1, 2019, was $22.79. Conversion to RSUs for the TSR component of the award assumes a TSR valuation factor of 118.01% for NEOs.

2019 One-Time Outperformance Equity-Based Awards

On May 1, 2019, the Compensation Committee approved a one-time outperformance program (“Outperformance Program”) to provide incentive to achieve significant long-term, absolute and relative stock performance. The award is capped to prevent excessive risk taking. Outperformance Program equity-based awards were granted to select key associates starting at a vice-president level and above, including the NEOs. The NEO awards were granted in the form of a class of units (collectively referred to as “OP Units”) of the Company’s operating partnership, Invitation Homes Operating Partnership LP (the “Operating Partnership”), issued under our Incentive Plan. If the specific performance objectives of the Outperformance Program are achieved, the earned OP Units become convertible into common units of the Operating Partnership (and ultimately into shares of our common stock at NEOs’ election) following vesting. The Outperformance Program awards are earned and payable only when performance exceeds hurdles as measured by three-year TSR and requires outperforming an index of residential REITs (in which the Company is a constituent) and/or positive double-digit stockholder returns. If the performance objectives are not met, the OP Units will be cancelled.

What Makes the Outperformance Program Unique Compared to Other Long-Term Incentive Plans

The Compensation Committee believes the Outperformance Program incorporates several unique design features that distinguish its long-term incentive design from our ongoing annual LTIP program and that of many other companies, such as:

•

Dollar Value Pool-Based Award — The Outperformance Program extends participation to approximately 50 select key associates and is capped based on a dollar value pool approach. Unlike grants of performance shares that have unlimited upside value potential based on future stock price, the Outperformance Program is capped in its value.

•

Five-Year Total Vesting Requirement — The Outperformance Program is subject to long-term vesting to promote enhanced retention in addition to significant shareholder value creation. Any award ultimately earned does not fully vest until five years from program commencement.

•

Robust Performance Goals — The Compensation Committee believes in establishing robust performance goals to motivate and reward long-term performance that leads to transformational change in support of creating increased shareholder value. To that end, the performance goals were established at a level that will award a minimum payout of 1% with respect to the TSR portion of the award (50% of the total award) if the Company achieves a 17% cumulative TSR and a minimum payout of 1% with respect to the relative TSR portion of the award (50% of the total award) if the Company outperforms the FTSE Nareit Residential Index. A maximum payout of 100% will be awarded under the Outperformance Program only if the Company realizes both a cumulative three-year 37% TSR and relative performance that exceeds the FTSE Nareit Residential Index by 25%. Performance between the minimum and maximum levels is determined based on linear interpolation.

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Executive Compensation—Compensation Discussion and Analysis (continued)

Below is a summary of the key terms of the Outperformance Program:

Feature	Description	Objective

Performance Period	Three-year period from April 1, 2019 — March 31, 2022	Incentivizes executives to create value over the long term.

Absolute TSR Component	To earn the maximum award, the Company must deliver a cumulative TSR of 37% over the performance period.	Ensures executives create value for shareholders over the long term.

Relative TSR Component	To earn the maximum award, the Company must outperform the FTSE Nareit Residential Index by 25% over the performance period.	Prevents a high payout in the case of underperformance relative to peers.

Vesting

— 50% of earned awards vest within 60 days subsequent to the conclusion of the performance period
— 25% of Earned Awards vest on the first anniversary of the conclusion of the performance period
— 25% of Earned Awards vest on the second anniversary of the conclusion of the performance period

Promotes continued alignment of incentives between shareholders and plan participants over the long term.

Outperformance Program Award Opportunity

The table below illustrates the value of the Outperformance Program awards in aggregate based on the maximum award value, a 50% payout and on an annualized basis.

	Outperformance Program Award Pool Percentage	Aggregate Award Opportunity		Annualized Award Opportunity
NEO		50% Payout	Maximum Award Value	50% Payout	Maximum Award Value

Dallas B. Tanner	16.6%	$3,000,000	$6,000,000	$1,000,000	$2,000,000

Ernest M. Freedman	12.4%	$2,254,688	$4,509,375	$751,563	$1,503,125

Charles D. Young	12.0%	$2,170,313	$4,340,625	$723,438	$1,446,875

Mark A. Solls	6.6%	$1,200,000	$2,400,000	$400,000	$800,000

The values under the annualized award opportunity have been amortized over the three-year performance period to provide a depiction of the way the Compensation Committee views each NEO’s participation in this one-time program.

In order to provide supplemental information showing the compensation of our NEOs without the Outperformance Program award, we are providing a supplemental table below. This supplemental table follows a similar format to the Summary Compensation Table as required by the SEC for our NEOs except that, as noted in the table, the “Stock Awards” column excludes the Outperformance Program awards, the grant date fair values of which are included in a separate column, and we have included two “Total Compensation” columns, one including and one excluding the One-Time Outperformance award.

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Executive Compensation—Compensation Discussion and Analysis (continued)

Fiscal 2019 Supplemental Compensation Table

Name and Principal Position	Years	Salary ($)	Bonus ($)	Stock Awards (Excluding Outperformance Program Award) ($)	Options Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation (Excluding Outperformance Program Award) ($)	Outperformance Program Award(1) ($)	Total Compensation (Including Outperformance Program Award) ($)

Dallas B. Tanner	2019	$700,000	—	$2,250,043	—	$1,161,566	$11,200	$4,122,809	$2,168,406	$6,291,215
(President and Chief Executive Officer)

Ernest M. Freedman	2019	$625,000	—	$1,600,033	—	$894,245	$11,200	$3,130,478	$1,629,688	$4,760,166
(Executive Vice President and Chief Financial Officer)

Charles D. Young	2019	$575,000	—	$1,600,033	—	$785,233	$11,200	$2,971,466	$1,568,703	$4,540,169
(Executive Vice President and Chief Operating Officer)

Mark A. Solls	2019	$450,000	—	$700,029	—	$484,467	$11,200	$1,645,696	$867,368	$2,513,064
(Executive Vice President and Chief Legal Officer)

(1)

The stock award values reflected in the table above for 2019 for the Outperformance Program award represent the grant date fair value in respect of the performance vesting RSUs related to TSR relative to the FTSE Nareit Residential Index and absolute TSR associated with our Outperformance Program award’s notional value for each NEO.

Earning and Vesting of Outperformance Program Awards

The following chart illustrates the timeline of the one-time Outperformance Program awards.

Status of Pre-2019 Long-Term Incentive Award Programs

Pre-IPO Supplemental Bonus

In October 2016, we established a supplemental bonus plan for several key executives and employees, including Messrs. Tanner, Freedman and Solls, which plan was further modified in connection with the IPO (the “Pre-IPO Supplemental Bonus”). Under this Pre-IPO Supplemental Bonus, we made cash awards to each of Messrs. Tanner, Freedman and Solls in the amount of approximately $2.0 million, $5.3 million and $1.9 million, respectively. Following the IPO, we converted all of these cash awards into RSUs issued under our Incentive Plan. The number of RSUs issued in respect of each award was equal to the award amount divided by $20.00, the per share price of our common stock sold to the public in the IPO.

As to Mr. Tanner and Mr. Solls, all of the RSUs under the Pre-IPO Supplemental Bonus vested in three equal annual installments, with the first tranche vesting on the February 6, 2017 completion of the IPO, and the second and third tranches vesting, respectively, on the first and second anniversaries thereafter.

As to Mr. Freedman, his Pre-IPO Supplemental Bonus RSUs vested 80% upon the February 6, 2017 completion of the IPO, and the remaining 20% vested on August 6, 2018, 18 months after the completion of our IPO.

All of the Pre-IPO Supplemental Bonus shares have vested as of December 31, 2019.

2017 LTIP

In connection with our transition from being privately held to publicly traded in February 2017, the Compensation Committee approved a long-term incentive award program (the “2017 LTIP”). The 2017 LTIP provided for the grant of

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Executive Compensation—Compensation Discussion and Analysis (continued)

equity-based awards to several key employees, including Messrs. Tanner, Freedman and Solls. The awards were granted under the Incentive Plan and in the form of time vesting RSUs and performance vesting RSUs. Each award of 2017 LTIP RSUs was divided into three tranches (“Tranche 1,” “Tranche 2” and “Tranche 3”) and, within each tranche, 25% of the award consisted of time vesting RSUs and 75% consisted of performance vesting RSUs. Tranche 1 time vesting RSUs vested on the first anniversary of the vesting start date. Tranche 2 time vesting RSUs vested in equal installments on each of the first and second anniversaries of the vesting start date, and Tranche 3 vested or will vest in equal installments on each of the first four anniversaries of the vesting start date.

The 2017 LTIP performance vesting RSUs were earned based on the achievement of performance measures over approximate one-, two- or three-year performance periods, which performance periods correspond, respectively, to the Tranche 1, Tranche 2 and Tranche 3 RSUs. The number of 2017 LTIP performance vesting RSUs earned was determined based on performance achieved during the specified performance period. Within each tranche, the 2017 LTIP performance vesting RSUs may be earned based on three equally weighted performance measures: (1) the CAGR of the Company’s shareholder return (“2017 LTIP Absolute TSR”); (2) the Company’s Same Store NOI CAGR; and (3) the Company’s AFFO per Share Growth CAGR.

Performance Measure	Tranche 1 Performance Period	Tranche 2 Performance Period	Tranche 3 Performance Period
2017 LTIP Absolute TSR(1)	January 31, 2017 – December 31, 2017	January 31, 2017 – December 31, 2018	January 31, 2017 – December 31, 2019
Same Store NOI Growth CAGR	January 1, 2017 – December 31, 2017	January 1, 2017 – December 31, 2018	January 1, 2017 – December 31, 2019
AFFO per Share Growth CAGR	January 1, 2017 – December 31, 2017	January 1, 2017 – December 31, 2018	January 1, 2017 – December 31, 2019

(1)

Our common stock began trading on the NYSE on February 1, 2017. Accordingly, the commencement of the performance period for the 2017 LTIP performance vesting RSUs that vest based on 2017 LTIP Absolute TSR reflects the period following which 2017 LTIP Absolute TSR can be measured.

The performance period for Tranche 3 of our 2017 LTIP ended on December 31, 2019 with total achievement on the performance vesting RSUs of approximately 140%. 50% of the performance vesting RSUs vested on February 21, 2020, and the remaining performance vesting RSUs will vest on December 31, 2020. Actual performance for the three metrics included in the tranche was as follows:

Tranche 3 LTIP	Target	Achievement	Payout
2017 LTIP Absolute TSR CAGR	8.5%	16.3%	200%
Same Store NOI Growth CAGR	6.0%	5.8%	93%
AFFO per Share Growth CAGR	14.5%	15.9%	128%

The performance period for Tranche 2 of our 2017 LTIP ended on December 31, 2018 with total achievement on the performance vesting RSUs of approximately 80%. Actual performance for the three metrics included in the tranche were as follows:

Tranche 2 LTIP	Target	Achievement	Payout
2017 LTIP Absolute TSR CAGR	8.5%	3.8%	0%
Same Store NOI Growth CAGR	6.0%	5.9%	97%
AFFO per Share Growth CAGR	17.5%	20.0%	142%

The performance period for Tranche 1 of our 2017 LTIP ended on December 31, 2017 with total achievement on the performance vesting RSUs of approximately 143%. Actual performance for the three metrics included in the tranche was as follows:

Tranche 1 LTIP	Target	Achievement	Payout
2017 LTIP Absolute TSR CAGR	8.5%	20.9%	200%
Same Store NOI Growth CAGR	7.0% – 7.6%	7.4%	100%
AFFO per Share Growth CAGR	24.0% – 28.0%	29.7%	128%

2020 Proxy Statement	50

Executive Compensation—Compensation Discussion and Analysis (continued)

Retention RSUs

On June 23, 2017, the Board, upon recommendation of the Compensation Committee, granted to each of Messrs. Tanner and Freedman 138,122 time vesting RSUs (collectively, the “Retention RSUs”). As more fully described below, each of such NEOs’ 69,061 Retention RSUs vested on May 16, 2019, the date that was 18 months from the closing date of the Merger. The remaining portion of each such NEOs’ time vesting RSUs, will vest on June 19, 2021, subject to the NEO’s continued employment through that date.

2018 LTIP Awards

The time vesting RSUs under the 2018 LTIP are scheduled to vest in equal annual installments on each of the first three anniversaries of March 1, 2018, subject to each NEO’s continued employment through the applicable vesting date, with certain limited exceptions.

The performance vesting RSUs under the 2018 LTIP may be earned based on the achievement of performance conditions over a three-year performance period from January 1, 2018 through December 31, 2020. The number of performance vesting RSUs that may be earned will be determined based on performance achieved during the specified performance period. The performance vesting RSUs may be earned based on two performance measures: (1) the TSR Relative to RMS Index CAGR for the performance period; and (2) the Company’s Same Store NOI CAGR.

In general, performance vesting RSUs are earned on the Certification Date. The performance vesting RSUs will vest on the Certification Date, subject to each NEO’s continued employment through such Certification Date except in the event of a qualifying involuntary termination. Any unearned performance vesting RSUs will be forfeited without consideration.

Under the 2018 LTIP, the Compensation Committee granted time vesting and performance vesting RSUs to our NEOs in the following amounts (the number of performance vesting RSUs below reflects the number of shares at target), with the actual number of shares to be earned based on the actual achievement of the performance criteria described above.

Name	Performance Vesting RSUs(1) (Target) (#)	Time Vesting RSUs(1) (#)
Dallas B. Tanner	47,912	17,116
Ernest M. Freedman	47,912	17,116
Charles D. Young	47,912	17,116
Mark A. Solls	15,972	5,706

(1)

The closing price of our common stock on the NYSE on the grant date, March 1, 2018, was $21.91. Conversion to RSUs for the TSR component of the award assumes a TSR valuation factor of 112.55% for all NEOs.

2018 Supplemental Bonus Award

On February 28, 2018, the Compensation Committee granted to each of Messrs. Tanner, Freedman, Young and Solls a one-time supplemental award of 18,257, 18,257, 18,257 and 9,129 time vesting RSUs, respectively (collectively, the “2018 Supplemental Bonus Award”), in recognition of their leadership efforts towards the successful completion of the Merger and the ongoing work on the integration of the two companies’ businesses and operations. These RSUs generally vest in equal annual installments on each of the first three anniversaries of March 1, 2018, subject to each NEO’s continued employment through the applicable vesting date.

RSU Dividends

Holders of time vesting RSUs and earned performance vesting RSUs are entitled to receive dividends or dividend equivalent payments, as applicable, to the extent dividends are declared on the Company’s common stock. Such dividends or dividend equivalent payments, as applicable, are payable on the same date and in the same form as are paid to holders of the Company’s common stock. Unearned performance vesting RSUs accrue dividend equivalents, but such dividend equivalents will only be paid to the extent the underlying performance vesting RSUs are earned and, once earned, are payable in the same form as that paid to the Company’s holders of common stock. To date, all dividends declared on the Company’s common stock were paid in cash.

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Executive Compensation—Compensation Discussion and Analysis (continued)

RSU Covenants

Each of the NEO grantees of the RSUs is subject to restrictive covenants related to post-employment non-solicitation and non-competition for twelve months following any termination of employment and indefinite covenants covering trade secrets, confidentiality and non-disparagement. Under the LTIP award agreements, if there is a restrictive covenant violation or the NEO engages in a detrimental activity (as defined in the applicable LTIP award agreement) in the four-year period following the grant date, the NEO will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or disposition of the equity award and any shares issued in respect thereof. In addition, the LTIP RSUs are subject to clawback in the event of a restatement of the Company’s financial results due to the executive’s fraud or intentional illegal conduct where such restatement results in fewer earned performance vesting RSUs.

2020 Compensation Decisions

In establishing 2020 executive compensation, our Compensation Committee considered market data relative to the peer group and the performance, changes to the responsibilities of our executive officers, and level of pay relative to the Company’s other executives, and approved increases to several compensation components for our NEOs as discussed below.

Mr. Tanner

Mr. Tanner’s 2019 compensation reflected his position as a newly promoted CEO and was targeted at a relative pay level that generally aligned with the lower quartile of our peers. As previously disclosed, in 2020 the Compensation Committee made adjustments to his pay commensurate with his performance and his tenure. The Compensation Committee increased Mr. Tanner’s base salary in 2020 from $700,000 to $800,000 and increased his target 2020 LTIP award opportunity (75% which is tied to future three-year performance goals) from $2.25 million to $3.625 million.

Mr. Freedman

The Compensation Committee increased Mr. Freedman’s target 2020 LTIP award opportunity (75% of which is tied to future three-year performance goals) from $1.6 million to $1.7 million. No changes were made to Mr. Freedman’s base salary or cash bonus.

Mr. Young

The Compensation Committee increased Mr. Young’s target 2020 LTIP award opportunity (75% of which is tied to future three-year performance goals) from $1.6 million to $1.7 million. No changes were made to Mr. Young’s base salary or cash bonus.

Mr. Solls

The Compensation Committee increased Mr. Solls’ base salary in 2020 from $450,000 to $475,000 and increased his target 2020 LTIP award opportunity (75% of which is tied to future three-year performance goals) from $700,000 to $800,000.

Other Matters

Risk Mitigation

The Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and FPL, and the Compensation Committee does not believe the goals, or the underlying philosophy, of our compensation programs encourage excessive or inappropriate risk taking. The Company’s incentive compensation programs contain appropriate risk mitigation factors, including award caps, multiple performance metrics, clawback features and ranges of awards. The share ownership and retention guidelines also mitigate risk. The Compensation Committee regularly reviews the incentive compensation plans to ensure they are designed to create and maintain shareholder value and do not encourage excessive risk.

Clawback Policy

RSUs granted under our long-term incentive plans are subject to clawback in the event of a restatement of the Company’s financial results due to the executive’s fraud or intentional illegal conduct where such restatement results in fewer earned performance vesting RSUs.

2020 Proxy Statement	52

Executive Compensation—Compensation Discussion and Analysis (continued)

Anti-Hedging and Anti-Pledging Policies

The Company’s directors, officers and employees may not engage in hedging transactions with respect to the Company’s securities, including engaging in transactions in forward contracts, equity swaps, collars, exchange funds, puts, calls, options and other derivative securities or any instruments designed to increase in value as a result of, or hedge or offset any decrease in, the market value of the Company’s securities. In addition, the Company’s officers may not purchase the Company’s securities on margin, borrow against any account in which the Company’s securities are held or pledge the Company’s securities as collateral for a loan. Company directors who wish to pledge the Company’s securities as collateral for a loan must first submit a request for approval to the Office of the Chief Legal Officer prior to the execution of the documents evidencing the proposed pledge. The Office of the Chief Legal Officer is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Currently, there are no outstanding pledges of the Company’s securities by our directors.

Stock Ownership Policy

We have adopted a stock ownership policy under which each of the Company’s NEOs and each non-employee director serving on the Board who is eligible to receive compensation for his or her service on the Board or committee thereof is expected to own shares of our common stock equal in market value to a specified multiple of his or her annual base salary or cash retainer, as applicable. Under this policy, our President and CEO is expected to own equity in an amount equal to six times his or her annual base salary, the other officers are required to own equity in an amount equal to three times his or her annual base salary and the compensated non-employee directors are required to own equity in an amount equal to five times his or her annual cash retainer for serving on the Board (exclusive of any cash payable for service on a committee of the Board or as a chairperson of the Board or committee of the Board). The ownership requirement is expected to be satisfied within five years of the date that the person becomes subject to the policy. In addition, the stock ownership policy provides that, until such person satisfies the ownership requirement, he or she is required to retain at least 50% of the equity such person holds that qualifies toward the ownership requirement and, once the ownership requirement is met, the person must retain the requisite level of equity for so long as he or she is subject to the policy. As of the Record Date all of our directors and NEOs are in compliance with the Stock Ownership Policy.

Executive Severance Plan

In June 2017, we adopted a severance plan for employees of the Company at the level of Senior Vice President and above and selected by the Compensation Committee (the “Severance Plan”). Each of our NEOs participates in the Severance Plan. As a condition to becoming eligible for benefits under the Severance Plan, each participant must agree to terminate and cancel such other employment, severance protection or other individual prior agreements relating to severance or termination benefits.

The Severance Plan provides for payment of severance and other benefits to eligible executives in the event of a termination of employment with us without cause or following a constructive termination (each as defined in the Severance Plan and each, a “qualifying termination”), or for a limited number of individuals, including our NEOs, the event of a termination with us as a result of death or disability (as such terms are defined in the Severance Plan), in each case, subject to the (i) executive’s execution and non-revocation of a general release of claims in favor of the Company and (ii) continued compliance with the restrictive covenants related to post-employment non-solicitation and non-competition for 12 months following any termination of employment and indefinite covenants covering trade secrets, confidentiality and non-disparagement.

Retirement Benefits

We maintain a tax-qualified 401(k) plan, under which we match each employee’s contributions dollar-for-dollar up to 3% of such employee’s eligible earnings, and we match 50% on the next 2% of each employee’s eligible earnings contributed. All of our matching contributions are fully vested, and each NEO was eligible to participate in the 401(k) plan in 2019.

Employee Benefits

We provide standard benefits. Our executive officers are eligible to participate in various benefit plans available generally to our employees. Under these plans, all employees are entitled to access to health, dental, vision, term life insurance and disability coverage. All employees, including our executive officers, are also eligible to receive vacation, sick leave and other paid holidays. We do not have ‘‘executive-only’’ benefits or perquisites.

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Executive Compensation—Compensation Discussion and Analysis (continued)

Summary Compensation Table

The following table sets forth all compensation awarded to, paid to or earned by our NEOs for services rendered to us during the fiscal years presented.

Name and Principal Position	Years	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Options Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Dallas B. Tanner (President and Chief Executive Officer)	2019	$700,000		$ 4,418,449		$1,161,566	$11,200	$ 6,291,215
	2018	$525,000	$221,267	$ 1,900,041		$ 685,150	$11,000	$ 3,342,458
	2017	$450,000		$ 7,651,659		$ 650,306	$10,731	$ 8,762,696
Ernest M. Freedman (Executive Vice President and Chief Financial Officer)	2019	$625,000		$ 3,229,721		$ 894,245	$11,200	$ 4,760,166
	2018	$600,000		$ 1,900,041		$ 814,875	$11,000	$ 3,325,916
	2017	$600,000		$10,833,739		$ 855,675	$10,800	$12,300,214
Charles D. Young (Executive Vice President and Chief Operating Officer)	2019	$575,000		$ 3,168,736		$ 785,233	$11,200	$ 4,540,169
	2018	$525,000		$ 1,900,041		$ 616,220	$11,000	$ 3,052,261
	2017	—		—		—	—	—
Mark A. Solls (Executive Vice President and Chief Legal Officer)	2019	$450,000		$ 1,567,397		$ 484,467	$11,200	$ 2,513,064
	2018	$425,000		$ 700,073		$ 451,735	$11,000	$ 1,587,808
	2017	—		—		—	—	—

(1)

Amount represents the aggregate grant date fair value of the equity awards granted in 2019 calculated in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 10 to the consolidated financial statements included in our 2019 Form 10-K.

The stock award values reflected in the table above for 2019 represent the grant date fair value in respect of: (a) the time vesting RSUs and performance vesting RSUs granted under our 2019 LTIP; and (b) the performance vesting RSUs related to TSR relative to the FTSE Nareit Residential Index and absolute TSR associated with our Outperformance Program award’s notional value for each NEO

	2019 LTIP (#)	Outperformance Program Award Notional Value ($)
Dallas B. Tanner	91,949	$6,000,000
Ernest M. Freedman	65,386	$4,509,375
Charles D. Young	65,386	$4,340,625
Mark A. Solls	28,607	$2,400,000

The 2019 LTIP RSUs are the only incentive awards that are part of our regular annual compensation program. The other incentive awards reflected above were granted on a one-time basis, and we do not expect such awards to occur on a regular basis. For additional information about these awards, see “Executive Compensation—Compensation Discussion and Analysis—2019 Long-Term (Equity) Incentive Program” and “Executive Compensation—Compensation Discussion and Analysis—2019 One-Time Outperformance Equity-Based Awards.”

As described further under “Executive Compensation—Compensation Discussion and Analysis—2019 Long-Term (Equity) Incentive Program,” of the 2019 LTIP performance vesting RSUs granted in 2019, 60% of the RSUs are earned based on the TSR Relative to RMS Index CAGR and 40% are earned based on the Same Store NOI Growth CAGR. The grant date fair value of the RSUs that are earned based on the Same Store NOI Growth CAGR were computed in accordance with FASB ASC Topic 718 based up on the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance achievement, the aggregate grant date fair value of the RSUs that are earned based on Same Store NOI Growth CAGR would have been: Mr. Tanner—$1,350,034; Mr. Freedman—$960,006; Mr. Young—$960,006; and Mr. Solls—$420,020.

As the RSUs that are earned based on the TSR Relative to RMS Index CAGR are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718, they have no maximum grant date fair values that differ from the grant date fair values presented in the table.

As described further under “Executive Compensation—Compensation Discussion and Analysis—2019 One-Time Outperformance Equity-Based Awards,” the NEOs were granted a One-Time Outperformance Equity-Based Award. The partnership units that vest based on achievement of TSR relative to the FTSE Nareit Residential Index and absolute TSR are subject to market conditions as defined under FASB ASC Topic 718 and are not subject to performance conditions as defined under FASB ASC Topic 718. As such, they have no maximum grant date fair values that differ from the grant date fair values presented in the table.

(2)

Amounts shown for 2019 represent the annual cash incentive awards earned under our 2019 annual cash incentive program as described under “Compensation Discussion and Analysis—Determination of Compensation—2019 Annual Cash Incentive Program.”

(3)	All Other Compensation for 2019 represents Company-paid matching 401(k) plan contributions.

2020 Proxy Statement	54

Executive Compensation—Compensation Discussion and Analysis (continued)

2019 Grants of Plan-Based Awards Table

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Name	Type	Grant Date	Threshold ($)(2)	Target ($)	Max ($)	Threshold (#)(2)	Target (#)	Max (#)
Dallas B. Tanner				$52,500	$1,050,000	$1,575,000	—	—	—	—	—
	2019 LTIP Time Vesting RSUs	Time	3/1/2019	—	—	—	—	—	—	24,682	$562,502
	2019 LTIP Performance Vesting RSUs	Performance	3/1/2019	—	—	—	33,634	67,267	134,534	—	$1,687,541
	2019 Outperformance Plan Awards	Performance	3/1/2019	—	—	—	1,001	200,200	200,200		$2,168,406
Ernest M. Freedman				$39,063	$781,250	$1,171,875	—	—	—	—	—
	2019 LTIP Time Vesting RSUs	Time	3/1/2019	—	—	—	—	—	—	17,552	$400,010
	2019 LTIP Performance Vesting RSUs	Performance	3/1/2019	—	—	—	23,917	47,834	95,668	—	$1,200,023
	2019 Outperformance Plan Awards	Performance	3/1/2019	—	—	—	752	150,463	150,463		$1,629,688
Charles D. Young				$35,938	$718,750	$1,078,125	—	—	—	—	—
	2019 LTIP Time Vesting RSUs	Time	3/1/2019	—	—	—	—	—	—	17,552	$400,010
	2019 LTIP Performance Vesting RSUs	Performance	3/1/2019	—	—	—	23,917	47,834	95,668	—	$1,200,023
	2019 Outperformance Plan Awards	Performance	3/1/2019	—	—	—	724	144,832	144,832		$1,568,703
Mark A. Solls				$22,500	$450,000	$675,000	—	—	—	—	—
	2019 LTIP Time Vesting RSUs	Time	3/1/2019	—	—	—	—	—	—	7,679	$175,004
	2019 LTIP Performance Vesting RSUs	Performance	3/1/2019	—	—	—	10,465	20,928	41,856	—	$525,025
	2019 Outperformance Plan Awards	Performance	3/1/2019	—	—	—	400	80,080	80,080		$867,368

(1)

Reflects the possible payouts of cash incentive compensation under the 2019 annual cash incentive program. The actual amounts paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and described in “Compensation Discussion and Analysis—Determination of Compensation—2019 Annual Cash Incentive Program” above.

(2)	Threshold reflects the payout associated with the minimum level of achievement that is greater than $0 or 0 RSUs.
(3)

Represents performance vesting RSUs granted as part of our 2019 LTIP awards and the performance vesting OP Units granted as part of our Outperformance Program award. See “Compensation Discussion and Analysis—Determination of Compensation—2019 LTIP Awards.” The number of Outperformance Program awards in the table above was calculated based on the maximum award value and the closing share price as of December 31, 2019 of $29.97. Due to the design of the Outperformance Program, the awards only have a maximum award value, no specified threshold or target exists. See “Executive Compensation—Compensation Discussion and Analysis—2019 One-Time Outperformance Equity-Based Awards.” The maximum award value is a dollar amount based on a multiple of each NEO’s target compensation amount (annual base salary, target bonus, and target LTIP award).

(4)

Represents the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 10 to the consolidated financial statements included in our 2019 Form 10-K.

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Executive Compensation—Compensation Discussion and Analysis (continued)

Narrative to Summary Compensation Table and 2019 Grants of Plan- Based Awards Table

Employment Arrangements

We do not have employment agreements with any of our NEOs. In August 2017, in contemplation of the Merger, each of Messrs. Tanner, Freedman and Solls entered into a letter agreement with us which became effective on November 16, 2017 upon the consummation of the Merger (the “Letter Agreements”). The Letter Agreements were intended to provide these executives with specified benefits as the Merger did not constitute a “change in control” or an “exit event” as defined under any of our compensatory or benefit plans or arrangements, including the Incentive Plan or the Severance Plan.

On June 23, 2017, the Board, upon recommendation of the Compensation Committee, granted to each of Messrs. Tanner and Freedman 138,122 Retention RSUs. Under the Letter Agreements with Messrs. Tanner and Freedman, each of such NEOs’ 69,061 Retention RSUs vested on May 16, 2019, the date that was 18 months from the closing date of the Merger. The remaining portion of each such NEOs’ time vesting RSUs, will vest on June 19, 2021, subject to the NEO’s continued employment through that date. For information about payments and benefits to which Messrs. Tanner and Freedman may be entitled upon qualifying employment termination events or a change in control, see “Potential Benefits upon a Termination or Change in Control.”

2020 Proxy Statement	56

Executive Compensation—Compensation Discussion and Analysis (continued)

Outstanding Equity Awards at 2019 Fiscal Year End

			Stock Awards

Name	Award	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(4)(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4)(5) ($)
Dallas B. Tanner	2017 LTIP RSUs	6/23/2017	58,352	$ 1,748,809
	Retention RSUs	6/23/2017	69,061	$ 2,069,758
	2018 LTIP RSUs	3/1/2018	11,411	$ 341,988	75,285	$2,256,291
	2018 Supplemental Bonus Award	3/1/2018	12,172	$ 364,795
	2019 LTIP RSUs	3/1/2019	24,682	$ 739,720	134,534	$4,031,984
	2019 Outperformance Plan Awards	5/1/2019			200,200	$6,000,000
Ernest M. Freedman	2017 LTIP RSUs	6/23/2017	58,352	$ 1,748,809
	Retention RSUs	6/23/2017	69,061	$ 2,069,758
	2018 LTIP RSUs	3/1/2018	11,411	$ 341,988	75,285	$2,256,291
	2018 Supplemental Bonus Award	3/1/2018	12,172	$ 364,795
	2019 LTIP RSUs	3/1/2019	17,552	$ 526,033	95,668	$2,867,170
	2019 Outperformance Plan Awards	5/1/2019			150,463	$4,509,375
Charles D. Young	Assumed SWH Awards	3/16/2016	24,877	$ 745,564
	Assumed SWH Awards	2/2/2017	10,948	$ 328,112
	2018 LTIP RSUs	3/1/2018	11,411	$ 341,988	75,285	$2,256,291
	2018 Supplemental Bonus Award	3/1/2018	12,172	$ 364,795
	2019 LTIP RSUs	3/1/2019	17,552	$ 526,033	95,668	$2,867,170
	2019 Outperformance Plan Awards	5/1/2019			144,832	$4,340,625
Mark A. Solls	2017 LTIP RSUs	6/23/2017	21,219	$ 635,933
	2018 LTIP RSUs	3/1/2018	3,804	$ 114,006	25,097	$ 752,157
	2018 Supplemental Bonus Award	3/1/2018	6,086	$ 182,397
	2019 LTIP RSUs	3/1/2019	7,679	$ 230,140	41,856	$1,254,424
	2019 Outperformance Plan Awards	5/1/2019			80,080	$2,400,000

(1)	The time vesting RSUs are scheduled to vest as described below.
(a)

2017 LTIP time vesting RSUs: (i) a portion of Tranche 3 vested on March 1, 2020; the last portion is scheduled to vest on March 1, 2021. For Messrs. Tanner, Freedman and Solls, RSUs associated with Tranche 3 time vesting RSUs represent 6,332, 6,332 and 2,303 RSUs, respectively.

(b)

2017 LTIP performance vesting RSUs: the performance period for the Tranche 3 2017 LTIP performance vesting RSUs ended on December 31, 2019, but the awards remain subject to time vesting conditions. The amounts reported under “Number of Shares or Units of Stock That Have Not Vested” reflect the number of Tranche 3 RSUs earned based on actual achievement under the performance measures as of the end of the applicable performance period. As of December 31, 2019, Messrs. Tanner and Freedman earned 52,020 RSUs and Mr. Solls earned 18,916 RSUs in respect of Tranche 3 of their 2017 LTIP performance vesting RSUs. 50% of the earned RSUs vested upon the Certification Date and were issued, as shares of our common stock, net of tax, in February 2020. The remaining 50% are scheduled to vest on December 31, 2020.

(c)	Retention RSUs: the outstanding awards are scheduled to vest on June 19, 2021.
(d)	2018 LTIP time vesting RSUs: the outstanding awards are scheduled to vest on the second and third anniversaries of the grant date of March 1, 2018.
(e)	2018 Supplemental Bonus Award: the outstanding awards are scheduled to vest on the second and third anniversaries of the grant date of March 1, 2018.
(f)

Assumed SWH Awards: the outstanding portion of the award granted on March 16, 2016 vested on March 16, 2020, and the outstanding portion of the award granted on February 2, 2017 vested on March 1, 2020.

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Executive Compensation—Compensation Discussion and Analysis (continued)

(g)	2019 LTIP time vesting RSUs: the award is scheduled to vest in equal annual installments on each of the first three anniversaries of the grant date of March 1, 2019.
(2)	For additional information on vesting upon specified termination and change in control events, see “Potential Benefits Upon a Termination or Change in Control.”
(3)	Amounts reported are based on the closing price of our common stock on the NYSE on December 31, 2019.
(4)

2018 LTIP performance vesting RSUs are earned in respect of a number of shares based on the achievement of the TSR Relative to the RMS Index CAGR and Same Store NOI Growth CAGR at the end of a specified performance period on December 31, 2020 and, thereafter, remain subject to time vesting conditions until the Certification Date. See “Executive Compensation—Compensation Discussion and Analysis—2018 Long-Term (Equity) Incentive Program.” The number and market value of shares reported above reflect the portion of the 2018 LTIP performance vesting RSUs based on maximum performance of the TSR Relative to the RMS Index CAGR and target performance on Same Store NOI Growth CAGR, as our achievement under these measures as of December 31, 2019 was above target and above threshold, respectively. The actual number of shares that will be deliverable is not yet determinable.

2019 LTIP performance vesting RSUs are earned in respect of a number of shares based on the achievement of the TSR Relative to the RMS Index CAGR and Same Store NOI Growth CAGR at the end of a specified performance period on December 31, 2021 and, thereafter, remain subject to time vesting conditions until the Certification Date. See “Executive Compensation—Compensation Discussion and Analysis—2019 Long-Term (Equity) Incentive Program.” The number and market value of shares reported above reflect the portion of the 2019 LTIP performance vesting RSUs based on maximum performance of the TSR Relative to the RMS Index CAGR and maximum performance on Same Store NOI Growth CAGR, as our achievement under these measures as of December 31, 2019 was at maximum and above target, respectively. The actual number of shares that will be deliverable is not yet determinable.

Outperformance Program awards are scheduled to vest 50% on March 31, 2022, and 25% on each of the first and second anniversaries of such date.

(5)

Outperformance Program awards were calculated using the share price as of December 31, 2019 of $29.97. The amounts reflected in the table are based on maximum performance as our achievement under both the cumulative TSR and TSR relative to the FTSE Nareit Residential Index measures was above the minimum amount as of December 31, 2019.

2019 Stock Vested Table

Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Dallas B. Tanner	142,184	$3,410,056
Ernest M. Freedman	108,410	$2,650,141
Charles D. Young	47,614	$1,111,489
Mark A. Solls	46,428	$1,050,947

(1)	Represents shares acquired on the vesting of RSUs in 2019 as follows:
(a)

As to Mr. Tanner, 33,774 shares acquired on the vesting of his Pre-IPO Supplemental Bonus award on February 6, 2019, 20,173 shares acquired on the vesting of a portion of his 2017 LTIP performance vesting RSUs on February 27, 2019, 7,386 shares acquired on the vesting of a portion of his 2017 LTIP time vesting RSUs on March 1, 2019, 5,705 shares acquired on vesting of his 2018 LTIP time vesting RSUs on March 1, 2019, 6,085 shares acquired on vesting of his 2018 Supplemental Bonus Award on March 1, 2019 and 69,061 shares acquired on vesting of his Retention RSUs on May 16, 2019.

(b)

As to Mr. Freedman, 20,173 shares acquired on the vesting of a portion of his 2017 LTIP performance vesting RSUs on February 27, 2019, 7,386 shares acquired on the vesting of a portion of his 2017 LTIP time vesting RSUs on March 1, 2019, 5,705 shares acquired on vesting of his 2018 LTIP time vesting RSUs on March 1, 2019, 6,085 shares acquired on vesting of his 2018 Supplemental Bonus Award on March 1, 2019, and 69,061 shares acquired on vesting of his Retention RSUs on May 16, 2019.

(c)

As to Mr. Young, 5,705 shares acquired on vesting of his 2018 LTIP time vesting RSUs on March 1, 2019, 6,085 shares acquired on vesting of his 2018 Supplemental Bonus Award on March 1, 2019, 10,948 shares acquired on the vesting of his Assumed SWH Awards on March 1, 2019, and 24,876 shares acquired on the vesting of his Assumed SWH Awards on March 16, 2019.

(d)

As to Mr. Solls, 31,461 shares acquired on the vesting of his Pre-IPO Supplemental Bonus award on February 6, 2019, 7,336 shares acquired on the vesting of a portion of his 2017 LTIP performance vesting RSUs on February 27, 2019, 2,686 shares acquired on the vesting of a portion of his 2017 LTIP time vesting RSUs on March 1, 2019, 1,902 shares acquired on vesting of his 2018 LTIP time vesting RSUs on March 1, 2019, and 3,043 shares acquired on vesting of his 2018 Supplemental Bonus Award on March 1, 2019.

(2)

Amounts reported are based on the closing price of our common stock on the NYSE on the vesting date. If vesting occurs on a day on which the NYSE is closed, the value realized on vesting is based on the on the closing price of our common stock on the NYSE on the last trading day prior to the vesting date. Amounts reported are shown before tax.

2020 Proxy Statement	58

Executive Compensation—Compensation Discussion and Analysis (continued)

Potential Benefits upon a Termination or Change in Control

The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans, assuming (1) a qualifying termination of employment, (2) a change in control, (3) a qualifying termination within 24 months of a change in control, or (4) death or disability occurred, in each case, on December 31, 2019.

Because the disclosures in the table assume the occurrence of a termination or change in control as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or change in control may vary significantly from the amounts included herein.

Name		Qualifying Termination ($)	Change in Control ($)	Qualifying Termination Within 24 Months of Change in Control ($)	Death or Disability ($)
Dallas B. Tanner
	Severance(1)	$3,500,000	—	$5,250,000	—
	Bonus(2)	$1,161,566	—	$1,161,566	$1,161,566
	Time Vesting RSUs(3)	$2,764,583	$3,706,030	$3,706,030	$3,706,030
	Performance Vesting RSUs(3)(4)	$4,692,283	$6,285,099	$11,010,948	$4,692,283
	Continuation of Benefits(5)	$22,560	—	$33,841	—
	Other Benefits(6)	$165,510	—	$165,510	—
	Total	$12,306,502	$9,991,129	$21,327,895	$9,559,879
Ernest M. Freedman
	Severance(1)	$2,109,375	—	$3,164,063	—
	Bonus(2)	$894,245	—	$894,245	$894,245
	Time Vesting RSUs(3)	$2,693,344	$3,492,344	$3,492,344	$3,492,344
	Performance Vesting RSUs(3)(4)	$4,124,292	$5,248,526	$8,937,953	$4,124,292
	Continuation of Benefits(5)	$22,639	—	$33,958	—
	Other Benefits(6)	$100,691	—	$100,691	—
	Total	$9,944,586	$8,740,870	$16,623,254	$8,510,881
Charles D. Young
	Severance(1)	$1,940,625	—	$2,910,938	—
	Bonus(2)	$785,233	—	$785,233	$785,233
	Time Vesting RSUs(3)	$1,602,376	$2,306,491	$2,306,491	$2,306,491
	Performance Vesting RSUs(3)(4)	$2,522,994	$3,605,091	$7,210,123	$2,522,994
	Continuation of Benefits(5)	$7,035	—	$10,553	—
	Other Benefits(6)	$125,234	—	$125,234	—
	Total	$6,983,497	$5,911,582	$13,348,572	$5,614,718
Mark A. Solls
	Severance(1)	$900,000	—	$1,350,000	—
	Bonus(2)	$484,467	—	$484,467	$484,467
	Time Vesting RSUs(3)	$259,390	$595,564	$595,564	$595,564
	Performance Vesting RSUs(3)(4)	$1,696,871	$2,319,918	$4,072,803	$1,696,871
	Continuation of Benefits(5)	$15,544	—	$15,544	—
	Other Benefits(6)	$76,295	—	$76,295	—
	Total	$3,432,567	$2,915,482	$6,594,673	$2,776,902

(1)

Severance represents a cash payment equal to the sum of the NEO’s (x) annual base salary and (y) annual cash incentive based on target performance times the multiplier applicable to such NEO, payable in equal monthly installments over the applicable severance period.

(2)

Under the Severance Plan, our NEOs are entitled to their annual cash incentive otherwise payable under the annual cash incentive program for the year in which the NEO’s termination occurred, pro-rated for days of service up to and including the termination date and based on actual performance for the year, payable concurrently with annual cash incentive payments to other employees under the applicable plan.

(3)	All share values are based on the closing price of our common stock on the NYSE on December 31, 2019.
(4)

2017 LTIP Tranche 3 calculated at actual achievement: 200% 2017 LTIP Absolute TSR CAGR; 93% Same Store NOI Growth CAGR; and 128% AFFO per Share Growth CAGR. All other performance vesting RSUs have been included in the above assuming performance at 100%.

(5)

Under the Severance Plan, NEOs are entitled to continuation of benefits. A cash payment in an amount equal to the total amount of the monthly COBRA insurance premiums for participation in the welfare benefit programs of the Company in which the NEO participated as of his or her termination date; amounts reflect 2019 rates.

(6)	Other Benefits includes payout of unused paid time off.

59	2020 Proxy Statement

Executive Compensation—Compensation Discussion and Analysis (continued)

Severance Plan

As discussed above, in June 2017, we adopted the Severance Plan for employees of the Company at the level of Senior Vice President and above and selected by the Compensation Committee. Each of our NEOs participates in the Severance Plan. The Severance Plan provides for payment of severance and other benefits to eligible executives in the event of a termination of employment with us without cause or following a constructive termination (each as defined in the Severance Plan and each, a “qualifying termination”), or for a limited number of individuals, including our NEOs, the event of a termination with us as a result of death or disability (as such terms are defined in the Severance Plan), in each case, subject to the (i) executive’s execution and non-revocation of a general release of claims in favor of the Company and (ii) continued compliance with the restrictive covenants related to post-employment non-solicitation and non-competition for 12 months following any termination of employment and indefinite covenants covering trade secrets, confidentiality and non-disparagement.

In the event of a qualifying termination, in addition to specified accrued benefits, which the executive has earned but has not yet received and to which the executive is entitled, the Severance Plan provides for the following additional payments and benefits:

•	a lump-sum pro-rata annual cash incentive otherwise payable under the annual cash incentive program for the year of termination based on actual performance;

•

a cash payment equal to the sum of the executive’s (x) annual base salary and (y) annual cash incentive based on target performance (the “cash severance amount”) times the multiplier applicable to such executive (which is 2.0 for Mr. Tanner, 1.5 for Messrs. Freedman and Young and 1.0 for Mr. Solls), payable in equal monthly installments over the applicable severance period (which is 24 months for Mr. Tanner, 18 months for Messrs. Freedman and Young and 12 months for Mr. Solls); and

•	a cash payment in an amount equal to the total amount of monthly COBRA insurance premiums for continued participation in our welfare benefit programs, for a period of 12 months.

Notwithstanding the foregoing, in the event such qualifying termination occurs during the two-year period following a change in control (as defined in the Severance Plan), in addition to specified accrued benefits, which the executive has earned but has not yet received and to which the executive is entitled, the Severance Plan provides for the following payments and benefits:

•	a lump-sum pro-rata annual cash incentive otherwise payable under the annual cash incentive program for the year of termination based on actual performance;

•

a lump-sum cash payment equal to the sum of the executive’s (x) annual base salary and (y) annual cash incentive based on target performance times the multiplier applicable to such executive (which is 3.0 for Mr. Tanner, 2.25 for Messrs. Freedman and Young and 1.5 for Mr. Solls); and

•

a cash payment in an amount equal to the total amount of monthly COBRA insurance premiums for continued participation in our welfare benefit programs, for a period of 18 months for Messrs. Tanner, Freedman and Young and 12 months for Mr. Solls.

In the event of a termination of employment with us as a result of the NEO’s death or disability (as defined in the Incentive Plan), in addition to certain accrued obligations, which the NEO has earned and to which he is entitled, the Severance Plan provides for a lump-sum pro-rata annual cash incentive for the year of termination, calculated based on the greater of (i) target annual cash incentive for the year of termination and (ii) the actual annual cash incentive paid in respect of the year prior to the year of termination.

In addition, Mr. Freedman is entitled to reimbursement of reasonable relocation expenses if his employment is terminated by us without cause following specified circumstances involving a sale or liquidation of the Company. Mr. Freedman is also entitled to the payment of any taxes he incurs with these relocation reimbursements.

Retention RSUs

Pursuant to the terms of the Retention RSU award agreements, as modified by the Letter Agreements, if the NEO’s employment is earlier terminated by us without “cause” or by the executive upon a “constructive termination” (each as defined in the applicable award agreement for the Retention RSUs), the Retention RSUs will vest on the termination date.

2020 Proxy Statement	60

Executive Compensation—Compensation Discussion and Analysis (continued)

LTIP RSUs

Time Vesting LTIP RSUs

Upon a termination of the NEO’s employment by the Company without “cause” (as defined in the award agreement applicable to the 2017, 2018 and 2019 LTIP RSUs (collectively, the “LTIP RSUs”)) or, if the NEO resigns from employment following a “constructive termination” (as defined in the award agreement applicable to the LTIP RSUs) (together with a termination without cause, a “qualifying involuntary termination”), the next installment of time vesting LTIP RSUs that would have vested on the next scheduled vesting date will vest as of the date of termination. Time vesting LTIP RSUs that are eligible to vest upon a qualifying involuntary termination are subject to the NEO’s execution and non-revocation of a release of claims in favor of the Company.

Upon a NEO’s death or a termination of the NEO’s employment by the Company following the NEO’s “disability” (as defined in the Incentive Plan), any unvested time vesting LTIP RSUs will vest as of the date of termination. Time vesting LTIP RSUs will also continue to vest according to the original vesting schedule following the NEO’s “retirement” (as defined below) and will be subject to forfeiture if the NEO violates specified restrictive covenants agreed to with the Company and described below.

Upon a change in control, if the time vesting LTIP RSUs are assumed by the successor or acquiror and a qualifying involuntary termination occurs during the two-year period following a change in control, any then-unvested time vesting LTIP RSUs will vest. Upon a change in control, if the time vesting LTIP RSUs are not assumed by the successor or acquiror, any then-unvested time vesting LTIP RSUs will immediately vest.

For Messrs. Tanner, Freedman and Young, “retirement” is defined as a voluntary resignation of employment at such time that the NEO is at least 55 years old, the NEO has at least 10 years of continuous service and the sum of the NEO’s age and years of service equals at least 65, provided that the NEO has given at least six months’ prior notice of the NEO’s retirement. For Mr. Solls “retirement” is defined as a voluntary resignation of employment at such time that the NEO is at least 60 years old and the sum of the NEO’s age and years of service equals at least 65, provided that the NEO has given at least six months’ prior notice of the NEO’s retirement.

Performance Vesting LTIP RSUs

Performance vesting LTIP RSUs are earned on the Certification Date. These performance vesting LTIP RSUs will vest on the Certification Date, subject to the NEO’s continued employment through such Certification Date, except in the event of a qualifying involuntary termination as described below. Tranche 3 of the performance vesting 2017 LTIP RSUs that become earned shall become vested as to 50% of such earned RSUs on the applicable Certification Date, and as to the remaining 50% on the first anniversary of the last day of the applicable performance period, subject to the NEO’s continued employment through the vesting date except in the event of a qualifying involuntary termination as described below. Any unearned performance vesting LTIP RSUs will be forfeited without consideration.

Notwithstanding the foregoing, upon a qualifying involuntary termination prior to the last day of any performance period, a prorated portion of the performance vesting LTIP RSUs will remain outstanding and eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days during the applicable performance period that the NEO was employed. Any performance vesting LTIP RSUs that are earned based on actual performance will vest on, and settle as soon as practicable following, the applicable Certification Date (or with respect to the Tranche 3 2017 LTIP RSUs, 50% on the applicable Certification Date, and the remaining 50% on the first anniversary of the last day of the applicable performance period). Upon a qualifying involuntary termination following the last day of any performance period but prior to the Certification Date, any unearned and unvested performance vesting LTIP RSUs will vest on the applicable Certification Date based on actual performance as of the end of the performance period (or with respect to the Tranche 3 2017 LTIP RSUs, 50% on the applicable Certification Date, and the remaining 50% on the first anniversary of the last day of the applicable performance period). Upon a qualifying involuntary termination following the Certification Date where such performance vesting LTIP RSUs are subject to continued service vesting conditions, such earned but unvested performance vesting LTIP RSUs will vest on the NEO’s termination date. Performance vesting LTIP RSUs that are eligible to vest upon a qualifying involuntary termination are subject to the NEO’s execution and non-revocation of a release of claims in favor of the Company.

Upon a NEO’s death or a termination of the NEO’s employment by the Company following the NEO’s “disability,” with respect to performance vesting LTIP RSUs for which the applicable performance period has not been completed, a prorated portion of the Performance Vesting RSUs will remain outstanding and eligible to vest based on actual

61	2020 Proxy Statement

Executive Compensation—Compensation Discussion and Analysis (continued)

performance on the last day of the performance period, with such proration based on the number of days the NEO was employed during the performance period. Following the NEO’s “retirement,” a prorated number of performance vesting LTIP RSUs shall remain outstanding and eligible to become earned, based on the extent to which the performance conditions are satisfied following the completion of the performance period, with such proration based on the number of days the NEO was employed during the performance period.

Upon a change in control, the number of performance vesting LTIP RSUs that become earned will be calculated based on actual performance through the date of the change in control without proration. Any performance vesting LTIP RSUs will vest as to 50% of such earned performance vesting LTIP RSUs on the date of the change in control and, as to the remaining 50% on the first anniversary of the change in control (or, in each case, upon a qualifying involuntary termination that occurs within the two-year period following the change in control). If the awards are not assumed by the successor or acquiror, or are unable to be measured in a consistent manner, any earned performance vesting LTIP RSUs (including the performance vesting LTIP RSUs that become earned in connection with the change in control) will immediately vest as of the change in control.

2018 Supplemental Bonus Award

In the event of a qualifying termination, subject to the NEO’s execution and non-revocation of the Company’s standard form of release of claims, the next installment of Supplemental Bonus Award RSUs which could become vested in accordance with the award notice shall become vested and settled.

In the event the NEO’s employment or service with the Company is terminated by the Company following the NEO’s death or during the NEO’s disability, subject to the NEO’s or executor’s execution and non-revocation of the Company’s standard form of release of claims, the Supplemental Bonus Award RSUs shall become vested as of the termination date and settled as soon as practicable following the termination date.

In the event of a NEO’s retirement following written notice at least six months prior to the date of the NEO’s resignation, the Supplemental Bonus Award RSUs outstanding shall remain outstanding and eligible to vest so long as no Restrictive Covenant Violation occurs, as determined by the Committee, or its designee, in its sole discretion, prior to the applicable vesting date.

2019 Outperformance Program Awards

Following calculation of the award value, a number of OP Units with a value equal to the award value (obtained using the closing price per share on the date that is not later than 30 days following the last day of the applicable performance period (the “Determination Date”)) shall become earned OP Units, based on actual performance during the performance period. Any unearned OP Units shall be forfeited effective as of the last day of the performance period. 50% of the earned OP Units shall become vested on the Determination Date. An additional 25% of the earned OP Units shall become vested on the first anniversary of the last day of the performance period and the remaining 25% of the earned OP Units shall become vested on the second anniversary of the last day of the performance period, subject to continued employment on the applicable vesting date, except in the event of a qualifying involuntary termination as described below.

Notwithstanding the foregoing, upon a qualifying involuntary termination prior to the last day of any performance period, a prorated portion of the maximum award value will remain outstanding and eligible to vest based on actual performance through the last day of the applicable performance period, based on the number of days the NEO was employed during the performance period. Any OP Units that become earned OP Units following the Determination Date based on the prorated award value shall become fully vested on the Determination Date.

Upon a NEO’s death or a termination of the NEO’s employment by the Company following the NEO’s “disability,” with respect to OP Units for which the applicable performance period has not been completed, a prorated portion of the maximum award value will remain outstanding and eligible to be earned based on actual performance on the last day of the performance period, with such proration based on the number of days the NEO was employed during the performance period.

In the event of a NEO’s retirement prior to the end of the performance period, following written notice at least six months prior to the date of the NEO’s resignation, a prorated portion of the maximum award value will remain outstanding and eligible to be earned based on actual performance on the last day of the performance period. The proration would be based on the number of days the NEO was employed during the performance period. Any OP Units

2020 Proxy Statement	62

Executive Compensation—Compensation Discussion and Analysis (continued)

that become earned OP Units following the Determination Date shall remain outstanding and eligible to vest. In the event of a NEO’s retirement following the end of the performance period, with respect to any OP Units that have become earned OP Units prior to the termination date, such earned OP Units shall remain outstanding and eligible to vest.

Upon a change in control, the award value will be calculated based on actual performance through the date of the change in control without proration. Earned OP Units shall become vested as to 50% as of the date of the change in control, and 50 on the first anniversary of the date of the change in control. In the event of a qualifying termination during the 12-month period immediately following a change in control, any unvested earned OP Units shall become vested as of the termination date. If the awards are not assumed by the successor or acquiror, or are unable to be measured in a consistent manner, any earned OP Units (including the earned OP units that become earned in connection with the change in control) will immediately vest as of the change in control.

Covenants

Each NEO is subject to restrictive covenants set forth in the Severance Plan, including an indefinite confidentiality covenant and covenants regarding non-competition and non-solicitation of employees and current or prospective clients or customers, in each case, at all times during employment and for up to 12 months after termination of employment.

Under the LTIP award agreements and our Outperformance Program, if there is a restrictive covenant violation or the executive grantee engages in a detrimental activity (as defined in the applicable award agreement) in the four-year period following the grant date, the executive will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or disposition of the equity award and any shares issued in respect thereof.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K of the Exchange Act, we are providing the following information regarding the ratio of the annual total compensation for our principal executive officer to the median of the annual total compensation of all our employees (other than our principal executive officer) (the “CEO Pay Ratio”). Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u).

We selected the median associate based on the 1,139 associates employed by the Company as of December 31, 2019 (excluding Mr. Tanner, our President and CEO). In identifying our median associate, we calculated the annual total target cash compensation of each associate as of December 31, 2019. Annual total target cash compensation included base salary and target bonus and was calculated using internal human resources records. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. We did not apply cost-of-living adjustments as part of the calculation.

The 2019 annual total compensation as determined under Item 402(c)(2)(x) of Regulation S-K for our CEO, which is the amount set forth in the “Total” column of our Summary Compensation Table, was $6,291,215. The 2019 annual total compensation as determined under Item 402(c)(2)(x) of Regulation S-K for our median associate was $57,644. Our CEO Pay Ratio was, therefore, 109 to 1.

63	2020 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2019, regarding shares of our common stock that may be issued under the Incentive Plan and the Colony Starwood Homes Equity Plan and the Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan (the “SWH Equity Plans”):

	As of December 31, 2019

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by stockholders:
Incentive Plan	3,431,197	—	9,748,201
SWH Equity Plans(4)	61,561	—	—
Equity compensation plans not approved by stockholders	—	—	—

Total	3,492,758	—	9,748,201

(1)

Includes shares of our common stock that may be issued upon the vesting of time vesting and performance vesting RSUs. The number of shares to be issued in respect of performance vesting RSUs has been calculated assuming maximum levels of performance will be achieved.

(2)	Because there is no exercise price associated with RSUs, no amounts are included above.
(3)	Excludes securities reflected in the Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights column above.
(4)

On November 16, 2017, in connection with the Merger, we assumed the SWH Equity Plans. As the SWH Equity Plans were previously approved by SWH’s shareholders before we assumed these plans, and as we will not make future grants or awards under these plans, they are listed as “approved by stockholders.” As such, 4,845,383 securities remaining available under the SWH Equity Plans have been excluded from the table above.

2020 Proxy Statement	64

OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of the Record Date held by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors, director nominees and NEOs and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise noted, the address of each beneficial owner is 1717 Main Street, Suite 2000, Dallas, Texas 75201.

The percentages included in the following table are based on 543,767,445 shares of our common stock outstanding as of the Record Date.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Owners of More Than 5%
The Vanguard Group(1)	80,801,999	15.00%
Blackrock, Inc.(2)	46,061,190	8.6%
Cohen & Steers, Inc(3)	37,734,311	7.01%
Directors, Director Nominees and NEOs
Bryce Blair(4)	335,543	*
Jana Cohen Barbe(4)	8,937	*
Richard D. Bronson(4)	39,147	*
Kenneth A. Caplan	44,577	*
Michael D. Fascitelli(4)	49,067	*
Robert G. Harper	—	*
Jeffrey E. Kelter(4)	55,371	*
Joseph D. Margolis	—	*
John B. Rhea(4)	30,687	*
J. Heidi Roizen	—	*
Janice L. Sears(4)(5)	29,687	*
William J. Stein	32,407	*
Barry S. Sternlicht(4)(5)	15,265	*
Dallas B. Tanner	183,274	*
Ernest M. Freedman	259,049	*
Charles D. Young	97,281	*
Mark A. Solls	77,142	*
All Directors and Executive Officers as a Group (15 persons)	1,257,434	*

*	Less than 1%.
(1)

As reported in a Schedule 13G/A filed with the SEC on February 11, 2020, on behalf of The Vanguard Group and its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., the Vanguard Group has sole voting power with respect to 956,652 shares of our common stock, shared voting power with respect to 655,950 shares of our common stock, sole dispositive power with respect to 79,817,610 shares of our common stock and shared dispositive power with respect to 984,389 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)

As reported in a Schedule 13G filed with the SEC on February 10, 2020, on behalf of BlackRock Inc. and its wholly-owned subsidiaries identified therein, BlackRock Inc. has sole voting power with respect to 42,015,902 shares of our common stock, shared voting power with respect 0 shares of our common stock, sole dispositive power with respect to 46,061,190 shares of our

65	2020 Proxy Statement

Ownership of Securities (continued)

common stock and shared dispositive power with respect to 0 shares of our common stock. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(3)

As reported in a Schedule 13G/A filed with the SEC on February 14, 2020, Cohen & Steers, Inc. has sole voting power with respect to 23,945,541 shares of our common stock, shared voting power with respect to 0 shares of our common stock, sole dispositive power with respect to 37,734,311 shares of our common stock and shared dispositive power with respect to 0 shares of our common stock (including: Cohen & Steers Capital Management, Inc.’s sole voting power with respect to 23,836,635 shares of our common stock, shared voting power with respect to 0 shares of our common stock, sole dispositive power with respect to 36,942,197 shares of our common stock and shared dispositive power with respect to 0 shares of our common stock; and Cohen & Steers UK Limited’s sole voting power with respect to 108,906 shares of our common stock, shared voting power with respect to 0 shares of our common stock, sole dispositive power with respect to 792,114 shares of our common stock and shared dispositive power with respect to 0 shares of our common stock). Address of Principal Business Office for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is: 280 Park Avenue 10th Floor, New York, NY 10017. The principal address for Cohen & Steers UK Ltd. is: 50 Pall Mall 7th Floor London, United Kingdom SW1Y 5JH.

(4)

Includes director RSUs scheduled to vest within 60 days of March 25, 2020: 5,705 RSUs for each of Ms. Barbe, Messrs. Bronson, Fascitelli, Kelter, Rhea and Sternlicht, and Ms. Sears; and 13,769 RSUs for Mr. Blair.

(5)

For Ms. Sears, includes 5,000 shares of our common stock held by a trust for the benefit of Ms. Sears’ family, for which she serves as trustee. For Mr. Sternlicht, includes 4,078 shares of our common stock held by Starwood Capital Group Global, L.P. (“Starwood Capital”) and SPT Management, LLC, entities controlled by Mr. Sternlicht, and excludes 3,463,285 common units of partnership interest in the Operating Partnership redeemable for shares of our common stock on a one-for-one basis or for cash at our discretion, held by Starwood Capital.

2020 Proxy Statement	66

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE.

Based solely on our review of copies of such reports and written representations from our executive officers and directors, we believe that our executive officers, directors and beneficial owners with more than 10% of our common stock filed all reports required by Section 16(a) of the Exchange Act on a timely basis, except that Mr. Blair filed one late Form 4 relative to stock acquisition resulting from an automatic brokerage dividend reinvestment program.

TRANSACTIONS WITH RELATED PERSONS

Stockholders Agreement

In connection with our IPO, we entered into the Stockholders Agreement with affiliates of Blackstone, which agreement was amended and restated in connection with the Merger. The Stockholders Agreement required us to nominate a number of individuals designated by Blackstone for election as our directors at any meeting of our stockholders, based on the percentage of Blackstone’s beneficial ownership of the outstanding shares of our common stock. Following the sale by Blackstone of all of its shares of our common stock in November 2019, the Stockholders Agreement is no longer in effect.

Registration Rights Agreement

In October 2016, SWH, Starwood Capital Group and certain other parties entered into an amended and restated registration rights agreement (the “SWH Registration Rights Agreement”) and, pursuant to the terms of the merger agreement, we entered into an assignment and assumption agreement whereby we assumed, all rights, interests and obligations, under the SWH Registration Rights Agreement. Pursuant to the SWH Registration Rights Agreement, Starwood Capital will have certain rights to demand a registration of some or all of its shares of our common stock and customary “piggyback” registration rights.

Indemnification Agreements

Our directors and executive officers are parties to indemnification agreements. These agreements require us to indemnify these individuals to the fullest extent permitted by Maryland law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Related Person Transaction Policy

Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board has adopted a written policy regarding transactions with related persons. Our related person policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K) must promptly disclose to the Office of our Chief Legal Officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Office of the Chief Legal Officer will then promptly communicate that information to the Board, its Audit Committee or such other committee of the Board designated by the Board to approve or ratify the related person transaction. Each related person transaction shall either be approved or ratified by our Board or a duly authorized committee thereof, taking into consideration such relevant facts and circumstances as it shall deem appropriate, which may include: the nature of the related person’s interest in the transaction; the material terms of the transaction; the importance of the transaction both to the Company and to the

67	2020 Proxy Statement

Transactions with Related Persons (continued)

related person; whether the transaction would likely impair the judgment of a director or executive officer to act in the best interest of the Company; and whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by the Company with non-related persons, if any. The Board or duly authorized committee shall also consider whether any such transaction involving a non-employee director or nominee for director would compromise such director’s status as an independent director under the rules of the NYSE or the Company’s Corporate Governance Guidelines, as a “non-employee director” under Rule 16b-3 under the Exchange Act if such director serves on our Compensation Committee or as an independent director under Rule 10A-3 of the Exchange Act if such director serves on our Audit Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

2020 Proxy Statement	68

STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2021 Annual Meeting, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2021 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Secretary on or before December 8, 2020. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the 2021 Annual Meeting, a stockholder must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Therefore, to be presented at our 2021 Annual Meeting, such a proposal must be received on or after November 8, 2020, but not later than December 8, 2020. In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws. The proxy solicited by the Board for the 2021 Annual Meeting will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals that are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Office of the Corporate Secretary, Invitation Homes Inc., 1717 Main Street, Suite 2000, Dallas, Texas 75201; telephone: (972) 421-3600.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Mark A. Solls

Executive Vice President, Chief Legal Officer and Secretary

69	2020 Proxy Statement

Other Business (continued)

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.invitationhomes.com) and click on “SEC Filings” under “About Us”—“Investors”—“SEC Filings.” Copies of our Annual Report on Form 10-K for the year ended December 31, 2019, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

Invitation Homes Inc.

1717 Main Street,

Suite 2000

Dallas, Texas 75201

2020 Proxy Statement	70

ANNEX A: NON-GAAP RECONCILIATIONS

Reconciliation of Total Revenues to Same Store Total Revenues and Same Store Core Revenues, Full Year

(in thousands) (unaudited)

	FY 2019	FY 2018
Total revenues (total portfolio)	$1,764,685	$1,722,962
Non-Same Store revenues	(174,254)	(213,184)

Same Store revenues	1,590,431	1,509,778
Same Store resident recoveries	(64,909)	(50,052)

Same Store Core revenues	$1,525,522	$1,459,726

A-1	2020 Proxy Statement

INVITATION HOMES INC. 1717 MAIN STREET SUITE 2000 DALLAS, TEXAS 75201 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 19, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/INVH2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 19, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D03648-P32952 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY    INVITATION HOMES INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends that you vote number(s) of the excepted nominee(s) on the line below. “FOR” the election of each of the director nominees in Proposal 1. ! ! ! 1. To elect director nominees:    01) Bryce Blair 07) Joseph D. Margolis 02) Dallas B. Tanner 08) John B. Rhea 03) Jana Cohen Barbe 09) J. Heidi Roizen 04) Richard D. Bronson 10) Janice L. Sears 05) Michael D. Fascitelli 11) William J. Stein 06) Jeffrey E. Kelter The Board of Directors recommends that you vote “FOR” Proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020. ! ! ! 3. To approve, in a non-binding advisory vote, the compensation paid to our named executive officers. ! ! ! NOTE: To consider such other business as may properly come before the 2020 annual meeting of stockholders and any adjournments or postponements thereof.    Yes No Please indicate if you plan to attend this meeting. ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D03649-P32952    INVITATION HOMES INC. Annual Meeting of Stockholders May 20, 2020 4:00 p.m., Central Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Bryce Blair, Dallas B. Tanner, Ernest M. Freedman and Mark A. Solls, or any of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as presented on the reverse side, all of the shares of common stock of Invitation Homes Inc. which the undersigned is entitled to vote and, in their discretion, to vote upon such other matters as may properly come before the 2020 annual meeting of stockholders of Invitation Homes Inc. to be held on May 20, 2020 (the “Annual Meeting”) or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made, but the card is signed, this proxy card will be voted in accordance with the Board of Directors’ recommendations, as indicated on the reverse side, and in the discretion of the proxies with respect to such other matters as may properly come before the Annual Meeting. Continued and to be signed on reverse side